Exhibit 10.1

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

Dated as of March 1, 2016

by and between

AVON PRODUCTS, INC.

and

CLEVELAND APPLE INVESTOR L.P.

i

ii

INVESTOR RIGHTS AGREEMENT, dated as of March 1, 2016 (this “Agreement”), between Avon Products, Inc., a New York corporation (the “Company”), and Cleveland Apple Investor L.P. (f/k/a Cleveland Apple Investor LLC), a Delaware limited partnership (the “Investor”).

WHEREAS, the Company and the Investor are parties to an Investment Agreement dated as of December 17, 2015 (the “Investment Agreement”), pursuant to which on the date hereof the Company issued, sold and delivered to the Investor, and the Investor purchased and acquired from the Company, pursuant to the terms and subject to the conditions set forth therein, an aggregate of 435,000 shares of the Company’s Series C Convertible Preferred Stock, par value $1.00 per share (the “Series C Preferred Stock”), having the designation, powers, preferences and rights, and the qualifications, limitations and restrictions, as specified in the Certificate of Amendment of the Company’s Certificate of Incorporation filed with the Department of State of the State of New York on February 26, 2016, providing for the designation of the Series C Preferred Stock (the “Series C Certificate of Amendment”);

WHEREAS, on or prior to the date hereof the Company has discontinued its regular quarterly dividend; and

WHEREAS, the Company and the Investor desire to establish in this Agreement certain terms and conditions concerning the rights of and restrictions on the Investor with respect to the Investor Parties’ ownership of the Series C Preferred Stock and other capital stock of the Company, and it is a condition of the closing of the transactions contemplated by the Investment Agreement that the Company and the Investor execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“5% Entity” means any Person that, immediately after giving effect to a proposed Transfer, to the transferor’s knowledge (after reasonable inquiry), would beneficially own, on an as converted basis, greater than 5% of the then outstanding Common Stock, on an as converted basis. In determining the transferor’s knowledge for purposes of this definition, the Company agrees that the transferor will have reasonably inquired in the event that the transferor obtains a written representation from the proposed transferee that, following the proposed Transfer, such Person will not beneficially own, on an as converted basis, greater than 5% of the then outstanding

Common Stock, on an as converted basis; provided, that, for the avoidance of doubt, the transferor will have no affirmative obligation to seek or receive such a written representation.

“10% Entity” means any Person that, immediately after giving effect to a proposed Transfer, to the Investor’s knowledge (after reasonable inquiry), would beneficially own, on an as converted basis, greater than 10% of the then outstanding Common Stock, on an as converted basis. In determining the Investor’s knowledge for purposes of this definition, the Company agrees that the Investor will have reasonably inquired in the event that the Investor obtains a written representation from the proposed transferee that, following the proposed Transfer, such Person will not beneficially own, on an as converted basis, greater than 10% of the then outstanding Common Stock, on an as converted basis; provided, that, for the avoidance of doubt, the Investor will have no affirmative obligation to seek or receive such a written representation.

“25.0% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Series C Preferred Stock and/or shares of Common Stock that represent, in the aggregate and on an as converted basis, at least 25.0% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as converted basis, as of the Closing.

“50.0% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Series C Preferred Stock and/or shares of Common Stock that represent, in the aggregate and on an as converted basis, at least 50.0% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as converted basis, as of the Closing.

“75.0% Beneficial Ownership Requirement” means that the Investor Parties continue to beneficially own at all times shares of Series C Preferred Stock and/or shares of Common Stock that represent, in the aggregate and on an as converted basis, at least 75.0% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as converted basis, as of the Closing.

“Activist” means, as of any date of determination, a Person (other than an Investor Party) that has, directly or indirectly through its Affiliates, whether individually or as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act), within the two-year period immediately preceding such date of determination, and in each case with respect to the Company or any of its equity securities (a) made, engaged in or has been a participant in any “solicitation” of “proxies”, as such terms are used in the proxy rules of the SEC promulgated under Section 14 of the Exchange Act, in order to (i) vote, or knowingly influence any Person with respect to the voting of, any equity securities of the Company, including in connection with a proposed change of control or other extraordinary corporate transaction not approved (at the time of the first such proposal) by the board of directors of the Company, (ii) call or seek to call a meeting of the stockholders of the Company not approved (at the time of the first such action) by the board of directors of the Company, (iii) initiated any stockholder proposal for action by stockholders of the Company initially publicly opposed by the board of directors of the

Company or (iv) sought election to, or to place a representative on, the board of directors of the Company, or sought the removal of a director from the board of directors of the Company, in each case which election or removal was not recommended or approved (at the time such election or removal is first sought) by the board of directors of the Company, (b) otherwise publicly acted, alone or in concert with others, to seek to control or influence the management or board of directors of the Company (provided, that this clause (b) is not intended to include the activities of any officer or member of the board of directors of the Company, taken in his or her capacity as an officer or director of the Company), or (c) publicly disclosed any intention, plan or arrangement to do any of the foregoing.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (after consultation with legal counsel): (a) would be required to be made in any registration statement filed with the SEC by the Company so that such registration statement would not be materially misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided that the following Persons shall not be deemed to be Affiliates of the Investor or any of its Affiliates: (a) the Company and its Subsidiaries and (b) any portfolio company in which the Investor or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of the Investor or any of its Affiliates or received any Confidential Information from or on behalf of the Investor (it being acknowledged and agreed that an employee of the Investor or its Affiliates that is a director or officer of such portfolio company or its controlled Affiliates shall not be deemed to have received Confidential Information solely by reason of such individual serving on the board or similar governing body of such portfolio company). For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Total Leverage Ratio” means, for any Test Period ending on the last day of a fiscal quarter of the Company set forth below, the applicable Total Leverage Ratio for such fiscal quarter set forth in the grid below:

Fiscal Quarter Ended	Applicable Total Leverage Ratio
September 30, 2015	5.50 to 1.00
December 31, 2015	5.95 to 1.00
March 31, 2016	5.40 to 1.00
June 30, 2016 and thereafter	5.00 to 1.00

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following: (a) the making of an assignment for the benefit of creditors, (b) the filing by such Person of a voluntary petition in bankruptcy, (c) the adjudication of such Person as bankrupt or insolvent or the entry against such Person of an order for relief in any bankruptcy or insolvency proceeding, (d) the filing by such Person of a petition or answer seeking for such Person any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, (e) the filing by such Person of an answer or other proceeding admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding of this nature, (f) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of such Person’s properties, or (g) 120 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law, if such proceeding has not been dismissed or, if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately, within 60 days or within another period of time (including assuming conversion of all Series C Preferred Stock, if any, owned by such Person into shares of Common Stock).

“Board” means the Board of Directors of the Company.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Bylaws of the Company as of the Signing Date, as the same shall be amended, modified or supplemented between the Signing Date and Closing in accordance with the Investment Agreement, and as may be amended, modified or supplemented from and after the Closing in compliance with this Agreement.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by the Company.

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Company, as amended by the Series C Certificate of Amendment and the Series D Certificate of Amendment, in each case, as may be further amended from time to time in compliance with this Agreement and the Investment Agreement.

“Chairman” means the Chairman of the Board.

“Change of Control Exchange” has the meaning set forth in the Series C Certificate of Amendment.

“Closing” means the closing of the Purchase.

“Closing Date” means the date on which the Closing occurs.

“Committee Qualification Requirements” means the requirements for service on a given Board committee generally applicable to all of the members of such committee (and not, for the avoidance of doubt, requirements applicable to a director fulfilling a particular function) as set forth in (a) any applicable Law, (b) the NYSE Listed Company Manual, (c) the Company’s Corporate Governance Guidelines and (d) such committee’s charter, in the case of clause (c) and (d), as publicly disclosed and as in effect prior to the Signing Date, as the same shall be amended, modified or supplemented between the Signing Date and Closing in accordance with the Investment Agreement, and as may be amended, modified or supplemented from and after the Closing in compliance with this Agreement.

“Common Stock” means the common stock, par value $0.25 per share, of the Company and any Capital Stock issued in exchange for or as a result of the conversion of such Common Stock.

“Corporate Governance Guidelines” means the corporate governance guidelines of the Company applicable to all members of the Board or of such Board committee, as applicable, as publicly disclosed and as in effect prior to the Signing Date, as the same shall be amended, modified or supplemented between the Signing Date and Closing in accordance with the Investment Agreement, and as may be amended, modified or supplemented from and after the Closing in accordance with this Agreement.

“Debt” has the meaning set forth in the Revolving Credit Agreement.

“Delegation of Authority Policy” means the Company’s delegation of authority policy in the form agreed by the Company and the Investor in accordance with the Investment Agreement, and as may be amended, modified or supplemented from and after the Closing in accordance with this Agreement.

“Director” means a member of the Board.

“Director Qualification Standards” means (a) any requirements generally applicable to all of the Directors (and not, for the avoidance of doubt, requirements applicable to a director fulfilling a particular function) regarding service as a Director of the Company under applicable Law or the rules and regulations of the NYSE and (b) any additional qualification standards generally applicable to all Directors (and not, for the avoidance of doubt, requirements applicable to a director fulfilling a particular function) established by the Board for eligibility of individuals to serve as Directors as in effect and publicly disclosed prior to the Signing Date, as the same may be amended, modified or supplemented between the Signing Date and Closing in accordance with the Investment Agreement, and amended, modified or supplemented from and after the Closing in accordance with this Agreement.

“Equity Security” means (a) any Common Stock, Preferred Stock or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Common Stock, Preferred Stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock, Preferred Stock or other Voting Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fall-Away of Investor Board Rights” means the first day on which the 25.0% Beneficial Ownership Requirement is not satisfied.

“Funded Debt” means all indebtedness for borrowed money of the Company or any Restricted Subsidiary (as defined in the Revolving Credit Agreement) that appears on the consolidated balance sheet of the Company in accordance with GAAP and that matures more than one year from the date of its incurrence or matures within one year from such date and is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation.

“Governmental Entity” means any federal, state, provincial, local or foreign governmental, administrative or regulatory (including any stock exchange) authority, agency, court, instrumentality, binding arbitration body, commission or other entity or self-regulatory organization.

“Hedging Transaction” means any transaction, agreement or arrangement (or series of transactions, agreements or arrangements) involving a security linked to any of the Company’s Equity Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to any of the Company’s Equity Securities or any transaction (even if not a security) which would (were it a security) be considered such a derivative security, or that hedges or transfers, directly or indirectly, some or all of the economic risk of ownership of any of the Company’s Equity Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction or is otherwise based on the value of any of the Company’s Equity Securities.

“Independent Director” means a Director who would be considered an “independent director” were he or she to serve on the Board, under (a) NYSE Rule 303A.02 in effect at the time such Person is elected to the Board as such rule may be amended, supplemented or replaced from time to time (whether by final rule or otherwise), (b) the Company’s Corporate Governance Guidelines and (c) any other applicable Law, rule or regulation mandating the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular Board committee or directors fulfilling a particular function. In no event will any Person be deemed an Independent Director who is, or at any time during the previous three years was, a director, officer or employee of the Company or its Subsidiaries. For the avoidance of doubt, a Person elected as an Independent Director shall not cease to be an Independent Director if during the term of his or her directorship such Person ceases to satisfy the requirements set forth in the first sentence of this definition of “Independent Director.”

“Independent Director Designee” means an individual qualified to serve as an Independent Director that (a) was identified and agreed to in writing by the Company and the Investor prior to the date hereof pursuant to Section 5.16 of the Investment Agreement (an “Initial Independent Director Designee”) to be elected to the Board pursuant to Section 2.01(b) or (b) was jointly identified by the Other Directors and the Investor Directors to be elected to the Board pursuant to Section 2.04(a). For the avoidance of doubt, the Initial Independent Director Designees shall be considered Independent Director Designees for all purposes of this Agreement.

“Independent Acting Director” means a member of the Board who was elected to the Board pursuant to Section 2.01(b) or 2.04(a) as an Independent Director Designee.

“Investor Director Designee” means an individual designated in writing by the Investor to be elected to the Board pursuant to Section 2.01(b) or 2.03, as applicable. For the avoidance of doubt, the Initial Investor Director Designees shall be considered Investor Director Designees for all purposes of this Agreement.

“Investor Directors” means a member of the Board who was elected to the Board pursuant to Section 2.01(b) or 2.03 as an Investor Director Designee.

“Independent Sales Representatives” means an independent contractor who directly or indirectly purchases products or services from the Company or any of its Subsidiaries at a discount from the retail price pursuant to the Company’s or any of its Subsidiaries’ direct sales programs and policies.

“Investor Party” or “Investor Parties”, as applicable, means the Investor and each Affiliate of the Investor to whom shares of Series C Preferred Stock or Common Stock are transferred pursuant to and in accordance with Section 5.02.

“Judgment” means any judgment, writ, stipulation, award, injunction, determination, order or decree of any Governmental Entity.

“Junior Stock” means the Common Stock and any other class or series of Capital Stock now existing or authorized after the date hereof other than (i) the Series C Preferred Stock and the Series D Preferred Stock, (ii) any class or series of Parity Stock and (iii) any class or series of Senior Stock. “Junior Stock” shall include any rights, options or warrants exercisable or exchangeable for or convertible into Junior Stock.

“Laws” means all federal, national, state, or local statutes, laws (including common laws), ordinances, rules, requirements, directives or regulations of any Governmental Entity, together with any decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of the date hereof by and among Avon Capital Corporation, Avon Products, Inc., Cleveland NA Investor LLC and New Avon, as may be amended and restated from time to time.

“Material Company Breach” means (a) (i) the Company breaches Section 2.01, 2.02, 2.03, 2.04 or 2.08 hereof, (ii) the Company fails to declare and pay in full all unpaid dividends when due as required by Section 4 of the Series C Certificate of Amendment or Section 4 of the Series D Certificate of Amendment, (iii) the Company fails to effect any conversion as required by Section 6 of the Series C Certificate of Amendment or redemption as required by Section 9 of the Series D Certificate of Amendment, (iv) the Company fails to effect any Change of Control Exchange as required by Section 8 of the Series C Certificate of Amendment or any Change of Control Repurchase as required by Section 8 of the Series D Certificate of Amendment, (v) the Company breaches its obligations under Section 10, 11 or 12 of the Series C Certificate of Amendment or (vi) the Company breaches Section 11 or 12 of the Series D Certificate of Amendment and (b) the Company fails to cure any such breach, in the event such breach is curable, within fifteen (15) Business Days following written notice thereof from the Investor.

“Maximum Percentage” means the greater of (a) 19.98% plus any additional percentage ownership as a result of any Equity Securities issued pursuant to the Series C Certificate of Amendment or the Series D Certificate of Amendment and (b) the highest percentage of the outstanding Common Stock, on an as converted basis, beneficially owned by any Person (other than the Investor or any of its Affiliates), on an as converted basis, at any time after the date hereof other than as a result of a transaction or a series of related transactions that were recommended against by the Board (it being understood and agreed that the Maximum Percentage shall not decrease if such Person subsequently reduces its ownership percentage).

“National Securities Exchange” means the NYSE or the NASDAQ Stock Market.

“New Avon” means New Avon LLC (f/k/a C-A NA LLC), a Delaware limited liability company.

“Nominating Committee” means the Nominating and Corporate Governance Committee of the Board or any successor committee thereto.

“North America Investment Agreement” means the Separation and Investment Agreement by and among the Company, New Avon and Cleveland NA Investor LLC, dated as of December 17, 2015.

“NYSE” means the New York Stock Exchange and its successors.

“Other Director” means a Director that is not elected (or designated for nomination) solely by holders of Series C Preferred Stock. For the avoidance of doubt, Independent Director Designees (and Independent Acting Directors) shall be considered Other Directors for all purposes of this Agreement.

“Parity Stock” means any class or series of Capital Stock authorized after the date hereof that expressly ranks on a parity basis with the Series C Preferred Stock as to dividend rights, rights of redemption and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. “Parity Stock” shall include the Series D Preferred Stock and any rights, options or warrants exercisable or exchangeable for or convertible into Parity Stock.

“Person” means any individual, estate, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pro Forma Basis” has the meaning set forth in the Revolving Credit Agreement.

“Purchase” means the purchase of Series C Preferred Stock by the Investor pursuant to the Investment Agreement.

“Qualifying Approved Tender Offer” means a tender offer or exchange offer that has been at any time recommended by, or approved by, the Board.

“Qualifying Non-Approved Tender Offer” means a tender offer or exchange offer that (a) has not been recommended or has been recommended against by the Board, (b) includes a majority minimum tender or approval condition, and, as of the tender date, all of the conditions to closing of which (including the majority minimum tender or approval condition) have been satisfied or (other than with respect to the majority minimum tender or approval condition) waived and (c) is expiring on the tender date (provided, that if such tender or exchange offer is subsequently extended, such offer shall cease to be a “Qualifying Non-Approved Tender Offer” until subsequently complying with the terms hereof).

“register”, “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement with the SEC in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement by the SEC or the automatic effectiveness of such registration statement, as applicable.

“Registrable Securities” means all shares of Series C Preferred Stock, Series D Preferred Stock and all shares of Common Stock issued to the Investor or any other Investor Party (x) upon the conversion of the Series C Preferred Stock, (y) as dividends on the Series C Preferred Stock or Series D Preferred Stock or (z) in connection with the exercise of the Investor Parties’ rights under Section 6.01; provided, however, that such securities shall cease to be Registrable Securities when (a) a registration statement relating to such securities shall have been declared effective by the SEC and such securities shall have been disposed of by an Investor Party pursuant to such registration statement, (b) such securities have been disposed of by an Investor Party pursuant to Rule 144 promulgated under the Securities Act, (c) in the case of Series C Preferred Stock, such securities have been converted into Common Stock in accordance with their terms and are no longer outstanding or (d) in the case of Series D Preferred Stock, such securities have been validly redeemed in accordance with their terms and are no longer outstanding.

“Registration Expenses” means (a) all expenses incurred by the Company in complying with Section 3.01 or 3.02, including all registration, qualification, listing and filing fees, expenses incurred by the Company in connection with any roadshow related to such registration and offering, auditor fees, printing expenses, escrow fees, and fees and disbursements of counsel for the Company, blue sky fees and expenses; (b) reasonable, documented out-of-pocket fees and expenses of one outside legal counsel to the Investor and all Holders retained in connection with registrations contemplated hereby; and (c) reasonable, documented out-of-pocket fees and expenses for any local counsel necessary to effect a registration contemplated hereby, if applicable; provided, however, that Registration Expenses shall not be deemed to include any Selling Expenses.

“Related Investment Funds” means (a) any current or potential private equity funds, parallel investment funds, co-investment funds, successor investment funds and other investment vehicles and managed accounts under direct or indirect common management, governance or control and other similar investment management relationships with, the Investor or its Affiliates and (b) any current or potential limited partners or members of each Person described in clause (a).

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants or other advisors, agents or representatives of such Person or any of its Affiliates; provided that, the Representatives of the Company and its Subsidiaries shall not include the Independent Sales Representatives.

“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of June 5, 2015, among Avon Products, Inc., Avon International Operations, Inc., the banks and other lenders party thereto and Citibank, N.A., as administrative agent and collateral agent, as in effect as of the Signing Date.

“Rights Plan” means any stockholder rights agreement or plan, or other “poison pill” agreement or plan, in each case, relating to the Company or with respect to any Equity Securities or debt securities of the Company or any of its Subsidiaries or relating to or affecting the Company’s stockholders.

“Rule 144” means Rule 144 promulgated under the Securities Act and any successor provision.

“Rule 462(e)” means Rule 462(e) promulgated under the Securities Act and any successor provision.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means (a) all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by any Investor Party holding Registrable Securities and (b) the fees and expenses of any counsel to such Investor Parties (other than such fees and expenses expressly included in Registration Expenses).

“Senior Stock” means any class or series of Capital Stock authorized after the date hereof that expressly ranks senior to the Series C Preferred Stock and has preference or priority over the Series C Preferred Stock as to dividend rights, rights of redemption or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. “Senior Stock” shall include any rights, options or warrants exercisable or exchangeable for or convertible into Senior Stock.

“Series D Certificate of Amendment” means the Certificate of Amendment of the Company’s Certificate of Incorporation, filed with the Department of State of the State of New York on February 26, 2016, providing for the issuance of Series D Preferred Stock.

“Series D Preferred Stock” means the series of Preferred Stock, par value $1.00 per share, having the powers, preferences and rights, and the qualifications, limitations and restrictions, as specified in the Series D Certificate of Amendment.

“Shelf Registration” means a Resale Shelf Registration or a Subsequent Shelf Registration, as applicable.

“Signing Date” means December 17, 2015.

“Specified Actions” means any of the actions set forth on Exhibit A.

“Specified Agreement” means an agreement entered into with a Person that is the beneficial owner of 5% or more of the then issued and outstanding Voting Stock in connection with an equity investment in the Company by such Person or its Affiliates, in each case other than an agreement entered into with an Activist.

“Standstill Period” means the period from and after the date the Initial Investor Directors are appointed to the Board until the earlier of (a) the Fall-Away of Investor Rights has occurred and (b) (x) the first date on which the 50% Beneficial Ownership Requirement is not satisfied (but the Fall-Away of Investor Board Rights has not occurred) and (y) no Investor Director is serving on the Board and the Investor has irrevocably waived its rights under Sections 2.01, 2.02, 2.03, 2.04 and 2.08 and under Section 12(c) of the Series C Certificate of Amendment; provided that the Standstill Period shall immediately terminate and expire (and the restrictions of Section 4.01 shall cease to apply and shall be of no further force and effect) at such time as (a) the Company enters into a definitive written agreement to consummate a merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or sale transaction pursuant to which 50% or more of the issued and outstanding Voting Stock and securities convertible into or exchangeable for Voting Stock would be converted into, or the holders of 50% or more of the issued and outstanding Voting Stock and securities convertible into or exchangeable for Voting Stock would receive a distribution of, cash, securities or other property of a third party Person or Persons, or which would result in 50% or more of the Company’s consolidated assets (based on the fair market value thereof) being sold to or owned by any Person or Persons (in each case, other than any holding company of which the stockholders of the Company immediately prior to the transaction own 50% or more of the outstanding securities having the right to vote generally in any election of directors of such holding company immediately following the consummation of the transaction), (b) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) becomes the beneficial owner of 50% or more of the issued and outstanding Voting Stock or securities convertible into or exchangeable for Voting Stock (other than any holding company of which the stockholders of the Company immediately prior to the transaction own 50% or more of the outstanding securities having the right to vote generally in any election of directors of such holding company immediately following the consummation of the transaction), (c) any Qualifying Approved Tender Offer (other than a Company self-tender offer) is commenced that, if consummated, would result in a Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) becoming the beneficial owner of 50% or more of the issued and outstanding Voting Stock or securities convertible into or exchangeable for Voting Stock, (d) a Bankruptcy, liquidation, dissolution or winding up of the Company is voluntarily initiated or any proceeding for Bankruptcy, insolvency, receivership or similar action with respect to the Company is commenced or (e) a Material Company Breach has occurred.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Test Period” has the meaning set forth in the Revolving Credit Agreement.

“Total Leverage Ratio” has the meaning set forth in the Revolving Credit Agreement.

“Transaction Documents” has the meaning set forth in the Investment Agreement.

“Underwriter” means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer’s market-making activities.

“Voting Stock” means the Common Stock, the Series C Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of Directors.

(b) In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
2016 Annual Meeting	2.01(b)
Action	8.04(c)
Agreement	Preamble
Company	Preamble
Company Indemnified Parties	3.09(a)
Confidential Information	7.02
Director Designee	2.06
Effectiveness Period	3.01(b)
Excluded Issuance	6.01(a)
Extraordinary Transaction	4.01(c)
FINRA	3.03(a)(xv)
Holder Indemnified Parties	3.09(b)
Holders	3.01(a)

Term	Section
Indemnified Party	3.09(c)
Indemnifying Party	3.09(c)
Independent Director Designees	2.04(a)
Initial Investor Director Designees	2.01(b)(ii)
Interruption Period	3.03(b)
Investment Agreement	Recitals
Investor	Preamble
Investor Related Parties	2.10
Investor Transactions	2.11
Lead Independent Director	2.03(b)
Losses	3.09(a)
Offering Persons	3.03(a)(xiv)
Permitted Lien	5.01(a)
Piggyback Notice	3.02(a)
Piggyback Registration Statement	3.02(b)
Piggyback Request	3.02(b)
Proposed Securities	6.01(b)(i)
Resale Shelf Registration Statement	3.01(a)
Restricted Period	5.01(a)
Series C Certificate of Amendment	Recitals
Series C Preferred Stock	Recitals
Shelf Offering	3.01(g)
Subsequent Holder Notice	3.01(e)
Subsequent Shelf Registration	3.01(c)
Take-Down Notice	3.01(g)
Transfer	5.01(a)
Underwritten Offering	3.01(f)(i)
Underwritten Offering Notice	3.01(f)(i)

ARTICLE II

Corporate Governance

SECTION 2.01. Actions at the Closing. The Company and the Board shall take all necessary action to cause, effective as of the Closing:

(a) the size of the Board to be decreased to 11 members;

(b) the Board to be comprised solely of:

(i) six Directors that served on the Board immediately prior to the Closing;

(ii) Chan W. Galbato, Steven F. Mayer and Michael F. Sanford (such individuals, the “Initial Investor Director Designees”);

(iii) two Independent Director Designees; provided that if two Independent Director Designees have not been jointly identified and agreed to by the Company and the Investor prior to the Closing, such seat (in the case one Independent Director Designee shall have been so identified and agreed to) or seats (in the case no Independent Director Designees shall have been so identified and agreed to) shall remain vacant until such Independent Director Designee or Independent Director Designees, as applicable, have been elected pursuant to, and in accordance with, Section 2.04(a);

each such Director in this clause (b) to serve a term that expires at the 2016 annual meeting of the Company’s stockholders (the “2016 Annual Meeting”) and until his or her successor is duly elected and qualified or his or her earlier death, disability or resignation;

(c) the committees of the Board to be comprised solely as follows:

(i) The Audit Committee shall have no more than 4 members;

(ii) The Compensation and Management Development Committee shall have no more than 4 members;

(iii) The Nominating Committee shall have no more than 4 members; and

(iv) The Finance Committee shall have no more than 4 members.

SECTION 2.02. Committee Composition.

(a) Unless and until there has occurred a Fall-Away of Investor Board Rights, the Investor Parties shall have the right to identify one Investor Director to serve on each committee of the Board and to remove and/or replace such Person, and the Company shall cause the Board to promptly designate each applicable Investor Director to serve as a member of such committees as the Investor Parties shall identify and remove and/or replace any Investor Director as a member of any committee as identified by the Investor Parties; provided that such designation shall in each case be subject to such Investor Director meeting the applicable Committee Qualification Requirements. Other than as required by the rules and regulations of the SEC, the NYSE Listed Company Manual, the Company’s corporate governance guidelines applicable to all of the members of such committee or such committee’s charter, no Investor Director chosen by the Investor and designated to a Board committee pursuant to this Section 2.02 shall be removed from his or her position on such committee without the consent of the Investor. The Company shall cause the Board to promptly after the date hereof (and in any event prior to the earlier of (x) the first meeting of any committee of the Board after the date hereof and (y) the close of business on the tenth (10th) day after the date hereof) nominate, subject to the terms of this Section 2.02(a) and Section 2.02(b), the Initial Investor Director Designees to the committees designated in accordance with this Section 2.02(a).

(b) If at any time none of the Investor Directors meet the Committee Qualification Requirements with respect to the Audit Committee, the Investor shall have the right to select one of the Other Directors, and the Board shall take all necessary action to appoint such Other Director (subject to such Other Director’s agreement to serve and such Other Director meeting the Committee Qualification Requirements), to serve on such committee in place of an Investor Director and, at the Investor’s election, an Investor Director to serve as an observer on such committee. Such observer shall have all the rights of the other members of such committee (including the right to receive notice of such meetings and all materials provided to the Directors serving on such committee) other than the right to vote.

SECTION 2.03. Investor Directors; Chairman

(a) Unless and until there has occurred a Fall-Away of Investor Board Rights, (i) for so long as shares of Series C Preferred Stock remain outstanding, the Investor Parties shall be entitled to appoint and elect one or more Directors to serve on the Board pursuant to Section 12(c) of the Series C Certificate of Amendment or (ii) if no shares of Series C Preferred Stock remain outstanding, the Investor Parties shall have the right, but not the obligation, (A) for so long as the 75.0% Beneficial Ownership Requirement is satisfied, to designate for nomination up to three (3) nominees to serve as Investor Director Designees, (B) for so long as the 75.0% Beneficial Ownership Requirement is not satisfied and the 50.0% Beneficial Ownership Requirement is satisfied, to designate for nomination up to two (2) nominees to serves as Investor Director Designees and (C) for so long as the 50.0% Beneficial Ownership Requirement is not satisfied and the 25.0% Beneficial Ownership Requirement is satisfied, to designate for nomination up to one nominee to serve as the Investor Director Designee, subject in each case to such Person’s satisfaction of the Director Qualification Standards. Thereafter, in the event that the Investor Director Designee is nominated pursuant to clause (ii) above, the Company shall (A) include the Investor Director Designee in its slate of nominees for election to the Board at each annual or special meeting of the stockholders of the Company at which directors are to be elected and at which the seat held by the Investor Director Designee is subject to election and (B) recommend that the Company’s stockholders vote in favor of the election of the Investor Director Designee at each annual meeting of the Company’s stockholders and shall otherwise support such Independent Director Designees in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees. The Company and the Board shall take all necessary actions to ensure that, at all times when an Investor Director Designee is eligible to be appointed or nominated, there are sufficient vacancies on the Board to permit such designation. For the avoidance of doubt, the Investor shall not be required to comply with the advance notice provisions generally applicable to the nomination of Directors by the Company so long as the Investor provides reasonable advance notice to the Company of the Director Designees prior to the mailing of the proxy statement by the Company (provided, that the Company shall provide reasonable advance notice to the Investor of the expected mailing date).

(b) For so long as the 50.0% Beneficial Ownership Requirement is satisfied, the Investor shall have the right to select a Director to serve as the Chairman and the Company and the Board shall take all necessary action to elect such Director as the Chairman. The Chairman shall have such rights, powers and authority as are set forth in the Certificate of Incorporation, the Bylaws and the Corporate Governance Guidelines, and the right to (i) receive regular reports from the Company’s Chief Executive Officer, (ii) coordinate periodic Board input and review of management’s strategic plans for the Company, (iii) assist and advise the Company’s Chief Executive Officer in connection with corporate strategy and personnel and organizational matters, (iv) lead the Board’s review of a succession plan, (v) assist and advise the Company’s Chief Executive Officer in the development and monitoring of budgets, operations and similar plans and (vi) have a reasonable opportunity to review and comment on the agenda of any special meeting of the Board not called by the Chairman. For such time as the Chairman has been chosen by the Investor in accordance with the terms of the first sentence of this Section 2.03(b), one of the other Directors shall be appointed by the Board as the Lead Independent Director (the “Lead Independent Director”). The Lead Independent Director shall have the right to (i) preside at all meetings of the Board at which the Chairman is not present, (ii) have a reasonable opportunity to review and comment on Board meeting agendas other than the agenda for any special meeting of the Board called by the Chairman, (iii) serve as a liaison between the Chairman and the Other Directors (provided that, in no event shall the Chairman be restricted from communicating directly with any Other Director), and (iv) have the authority to call special meetings of the Board and set the agenda for any such meetings.

(c) Without the prior written consent of the Investor, until such time as the Fall-Away of the Investor Board Rights has occurred, the Board shall not remove any Investor Director from his or her directorship (subject to Section 2.05). The Investor shall have the right to remove any Investor Director at any time.

(d) If any Investor Director ceases to serve on the Board for any reason (other than pursuant to Section 2.05) during his or her term (until such time as the Fall-Away of Investor Board Rights has occurred), the vacancy created thereby shall be filled, and the Company shall cause the Board to fill such vacancy, with a new Investor Director Designee and appoint such Investor Director to all committees on which the prior Director served, subject to satisfaction of the applicable Committee Qualification Requirements.

(e) Until such time as the Fall-Away of Investor Board Rights has occurred, upon the written request of the Investor, the Board shall cause the Company to call a special meeting of the holders of Series C Preferred Stock for the purpose of electing one or more Investor Directors at such time and location as the Investor may reasonably request (subject to applicable Law). The Company and the Board agree that, for so long as the Investor Parties hold any shares of Series C Preferred Stock, all annual meetings of the holders of Series C Preferred Stock (and any record date applicable thereto) will be at the same time and location as the annual meetings of the holders of Common Stock.

(f) For the avoidance of doubt, the Investor Directors shall be entitled (i) to the same retainer, equity compensation and other fees or compensation, including travel and expense reimbursement, paid to the non-executive Directors for his or her service as a Director, including any service on any committee of the Board and (ii) to indemnification rights no less favorable than those provided to any other non-employee Directors (including entering into an indemnification agreement that is no less favorable than that provided to any other non-employee director in the event that the Company enters into any such agreement with another non-employee director) and in any event no less favorable than as in effect as of the Signing Date, and the Company shall maintain in full force and effect directors’ and officers’ liability insurance. Each Investor Director shall be covered as an insured director, in such a manner as to provide each Investor Director in his or her capacity as a Director with rights and benefits under all directors’ and officers’ insurance policies no less favorable than those provided to any other non-employee Directors. The Company acknowledges and agrees that the Company is the indemnitor of first resort with respect to any Investor Related Party who is an officer, director or other fiduciary of the Company and its Subsidiaries (i.e., its obligations to such Person are primary and any obligation of any other Persons to which such Investor Director or its Affiliates may have rights to advancement of expenses or to indemnification for the same expenses or liabilities incurred by such Investor Related Party are secondary).

(g) Notwithstanding anything to the contrary in the Bylaws, (i) notice of the time and place of any meeting of a committee of the Board on which an Investor Director serves as a member or observer shall be provided to each member of such committee at least 24 hours prior to such meeting unless such Investor Director consents to a shorter notice period therefor and (ii) until such time as the Fall-Away of Investor Board Rights has occurred, the Investor Directors shall be provided with notice of the time and place of any special meeting of the Board (whether called by the Lead Independent Director or otherwise, but other than a meeting called by an Investor-appointed Chairman) at least 24 hours prior to such meeting unless a majority of the Investor Directors otherwise consent.

(h) The Company and the Board shall take all necessary action to promptly waive the obligations for any Investor Director to comply with the “Director Stock Ownership Guideline” (as set forth in the Corporate Governance Guidelines), and the Company acknowledges and agrees that such obligations for the Initial Investor Director Designees have been irrevocably waived as of the date hereof.

SECTION 2.04. Independent Director Designees.

(a) If less than two Independent Director Designees shall have been jointly identified and agreed to in writing by the Company and the Investor and elected to the Board on the date hereof, the Other Directors and the Investor Directors agree to, as promptly as practicable following the Closing, jointly identify one (if only one Independent Director Designee was elected to the Board as of the Closing) or two (if no Independent Director Designees were elected to the Board as of the Closing) Independent Director Designees for election to the Board. Promptly following the identification of such Independent Director Designee(s), the Board will elect such Independent Director Designee(s) to the Board to fill the vacancy or vacancies then existing, in each case for a term that expires at the 2016 Annual Meeting and until their successors are duly elected and qualified. Following his or her election, other than as required by applicable Law or the Certificate of Incorporation, no Independent Director Designee shall be removed from the Board unless the removal of such Independent Director Designee has been approved by a majority of the Investor Director Designees. If any Independent Director Designee ceases to serve on the Board for any reason during his or her term (until such time as the Fall-Away of Investor Board Rights has occurred), the vacancy created thereby shall be filled, and the Company shall cause the Board to fill such vacancy, with a new Independent Director Designee jointly identified by the Other Directors and the Investor Directors.

(b) The Company agrees to include the Initial Independent Director Designees (and/or, if less than two Independent Director Designees have been jointly identified and agreed to by the Company and the Investor prior to the Closing, the then-serving Independent Director Designee(s)) or any other Initial Independent Director

Designee(s) jointly identified by the Other Directors and the Investor Directors on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2016 Annual Meeting. Unless and until there has occurred a Fall-Away of Investor Board Rights, from and after the 2016 Annual Meeting the Other Directors and the Investor Directors shall jointly identify two Independent Director Designees to be included on the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card for each subsequent annual meeting of the Company’s stockholders (which may or may not be the same Persons as the Initial Independent Director Designees or any replacements thereof). Unless and until there has occurred a Fall-Away of Investor Board Rights, the Company shall recommend that the Company’s stockholders vote in favor of each Independent Director Designee at each annual meeting of the Company’s stockholders and shall otherwise support such Independent Director Designees in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.

SECTION 2.05. Step-Downs of Investor Board Rights.

(a) If at any time the 75.0% Beneficial Ownership Requirement is not satisfied (but the 50.0% Beneficial Ownership Requirement is satisfied), then, at the written request of a majority of the Other Directors to the Investor, one of the Investor Directors, as specified by the Investor (or, if the Investor fails to do so within five Business Days of such requirement not being satisfied, as specified by a majority of the Other Directors), shall immediately resign, and the Investor Parties shall cause such Investor Director immediately to resign, from the Board effective as of the receipt of such notice. For the avoidance of doubt, notwithstanding that a majority of the Other Directors do not request the removal of an Investor Director in accordance with this Section 2.05(a), from and after such time as the 75.0% Beneficial Ownership Requirement is no longer satisfied, the Investor Parties shall only have the right to elect to the Board the applicable number of Directors set forth in Section 2.03(a) and Section 12(c) of the Series C Certificate of Amendment.

(b) If at any time the 50.0% Beneficial Ownership Requirement is not satisfied (but the Fall-Away of Investor Board Rights has not occurred), then, at the written request of a majority of the Other Directors to the Investor, one of the Investor Directors, as specified by the Investor (or, if the Investor fails to do so within five Business Days of such requirement not being satisfied, a majority of the Other Directors), shall immediately resign, and the Investor Parties shall cause such Investor Director immediately to resign, from the Board effective as of the receipt of such notice; provided that the Investor Director specified by the Investor for resignation in accordance with this Section 2.05(b) shall in no event be the same Investor Director as was specified by the Investor for resignation in accordance with Section 2.05(a), if such Investor Director was required to resign at such time. For the avoidance of doubt, notwithstanding that a majority of the Other Directors do not request the removal of an Investor Director in accordance with this Section 2.05(b), from and after such time as the 50.0% Beneficial Ownership Requirement is no longer satisfied, the Investor Parties shall only have the right to elect to the Board the applicable number of Directors set forth in Section 2.03(a) and Section 12(c) of the Series C Certificate of Amendment.

(c) Following the occurrence of the Fall-Away of Investor Board Rights, (i) at the written request of a majority of the Other Directors to the Investor, any or all of the Investor Directors then serving on the Board shall immediately resign, and the Investor Parties shall cause all of such Investor Directors immediately to resign, from the Board effective as of the receipt of such notice, and (ii) the Investor Parties shall no longer have any rights with respect to Investor Directors or Independent Directors, including under Sections 2.01, 2.03, 2.04 and 2.05 or under Section 12(c) of the Series C Certificate of Amendment.

SECTION 2.06. Director Qualifications. Notwithstanding anything to the contrary in this Agreement or the Series C Certificate of Amendment, the Investor agrees that, prior to and as a condition to the election to the Board of any Investor Director Designee or any Independent Director Designee (and, in the case of any Independent Director Designee, as a condition to the Board’s obligation to elect or nominate such Independent Director Designee for election as a Director) (any such Investor Director Designee or Independent Director Designee, a “Director Designee”), (x) such Director Designee shall have satisfied the Director Qualification Standards (and the Company acknowledges and agrees that the Initial Investor Director Designees and Initial Independent Director Designees (to the extent identified as of the date hereof) have satisfied such requirements as of the date hereof and the Board has determined that based on the information supplied by such individuals as of the date hereof each of the Initial Investor Director Designees is an “independent director” under NYSE Rule 303A.02 and the Corporate Governance Guidelines as of the date hereof; provided that (1) no Director Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act (to the extent material to his or her ability or integrity to serve as a Director) or is subject to any Judgment prohibiting service as a director of any public company and (2) if any Director Designee shall fail to satisfy the Director Qualification Standards or the requirements of the preceding clause (1), the Investor agrees that such Director Designee shall not be nominated or elected to the Board, and the Person having the right to nominate or elect such Director Designee in accordance with this Section 2.06 and the Series C Certificate of Amendment shall have the right to designate a replacement therefor (which replacement Director Designee shall be subject to the requirements of this Section 2.06), (y) each Director Designee shall (and the Investor shall cause each Investor Director Designee to) make himself or herself reasonably available for an interview and to consent to such customary reference and background checks as the Nominating Committee may reasonably request to determine such Director Designee’s eligibility to serve as a Director and compliance with the Director Qualification Standards and (z) each Director Designee must provide to the Company:

(a) all information reasonably requested by the Company that is required to be or is customarily disclosed for Directors, candidates for Directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Certificate of Incorporation or Bylaws or Corporate Governance Guidelines, in each case, relating to such Director Designee’s nomination or election, as applicable, as a Director;

(b) all information reasonably requested by the Company in connection with assessing eligibility under the Director Qualification Standards and the Committee Qualification Requirements, to the extent applicable, in each case, relating to such Director Designee’s nomination or election, as applicable, as a Director;

(c) an undertaking in writing by such Director Designee in the form provided by all Directors and by candidates for Directors, including any such undertakings, representations and agreements that are required under the Certificate of Incorporation, Bylaws or Corporate Governance Guidelines; and

(d) an undertaking in writing by each Investor Director Designee, to recuse himself or herself, if requested by the Board or committee, from any deliberations or discussion of the Board or any committee thereof regarding (i) negotiations or good faith disputes between the Company and the Investor or New Avon or any of its Subsidiaries to the extent regarding the exercise of the Company’s rights under Section 10.3(a) of the North America LLC Agreement, (ii) any litigation or good faith dispute between the Company and the Investor or New Avon or any Affiliate of New Avon under the Investment Agreement or North American Investment Agreement or (iii) any matter adverse to the Company related to the Transaction Documents or the Transactions (in each case, as defined in the North American Investment Agreement).

SECTION 2.07. Voting; Quorum. Until the first to occur of (i) the Fall-Away of the Investor Board Rights, (ii) (x) the first date on which the 50% Beneficial Ownership Requirement is not satisfied (but the Fall-Away of Investor Board Rights has not occurred) and (y) no Investor Director is serving on the Board and the Investor has irrevocably waived its rights under Sections 2.01, 2.02, 2.03, 2.04 and 2.08 and under Section 12(c) of the Series C Certificate of Amendment or (iii) a Material Company Breach:

(a) at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Investor Parties shall take all reasonable actions such that all of the shares of Series C Preferred Stock and Common Stock beneficially owned, directly or indirectly, by the Investor Parties and entitled to vote at such meeting of stockholders are voted:

(i) in favor of each Director nominated and recommended by the Board for election at any such meeting;

(ii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Compensation and Management Development Committee of the Board; and

(iii) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm.

(b) Except as set forth in Section 2.07(a), no Investor Party shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in its sole discretion.

(c) In connection with any proposal submitted for the approval of the Company’s stockholders which is the subject of Section 2.07(a) (including at any annual or special meeting or in connection with any other action), each Investor Party, on its own behalf, shall cause all of the shares of Voting Stock beneficially owned by such Investor Party to be present or represented by proxy at all such meetings of the Company’s stockholders (including at any adjournments or postponements thereof) for purposes of establishing a quorum and voting in accordance with Section 2.07(a).

SECTION 2.08. Investor Consent.

(a) As long as the Investor Parties continue to beneficially own any shares of Series C Preferred Stock issued to the Investor on the Closing Date and, following such time as the Investor Parties no longer own any shares of Series C Preferred Stock, and in the case of clause (iii), for so long as the Investor Parties continue to hold any Common Shares issued upon conversion of such shares of Series C Preferred Stock, without the prior written consent of the Investor, the Company shall not take (and the Board shall not authorize the Company to take) any of the following actions:

(i) authorize or issue any Parity Stock or Senior Stock, or amend or alter the Certificate of Incorporation to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Parity Stock (including any increase in the number of authorized or issued shares of Series C Preferred Stock) or Senior Stock; provided that the consent of the Investor will not be required for (A) the authorization or creation of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than Series C Preferred Stock) into, any Junior Stock or (B) the authorization and issuance of Series D Preferred Stock in accordance with this Agreement and the Series C Certificate of Amendment;

(ii) amend, modify or supplement any provision of the Certificate of Incorporation or Bylaws in a manner that alters or changes the rights, preferences or privileges of the holders of Series C Preferred Shares (including by reducing the Liquidation Preference Amount (as defined in the Series C Certificate of Amendment)) or otherwise has an adverse effect on, the holders of Series C Preferred Stock;

(iii) voluntarily de-list the Common Stock from the NYSE or any other National Securities Exchange upon which the Common Stock may subsequently be listed; or

(iv) voluntarily cause the Common Stock to be de-registered under the Exchange Act.

(b) Until the Fall-Away of Investor Board Rights, without the prior written consent of the Investor, the Company shall not take (and the Board shall not authorize the Company to take) any of the following actions:

(i) increase the size of the Board to more than a total of 11 Director seats;

(ii) amend or modify the rights, power or authority of the Chairman or Lead Independent Director in a manner that adversely affects in any material respect the rights of the Investor Parties set forth in this Agreement (other than as required by a change in applicable Law or the rules and regulations of the NYSE after the Signing Date);

(iii) classify the Board;

(iv) allow or authorize the Board or any committee thereof to take action by written consent other than unanimously;

(v) increase the size of any Board committee to more than the number set forth in Section 2.01(c), as may be increased in accordance with this Agreement;

(vi) create any new Board committee with more than 4 members;

(vii) enter into any transaction that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act) (whether or not such Item is applicable to the Company and whether or not in the current fiscal year or in any future fiscal year) that does not comply with the policies set forth in the Company’s Audit Committee charter or any similar successor policy thereto;

(viii) amend or alter the Director Qualification Standards, the Company’s Corporate Governance Guidelines, the policies set forth in any of the Company’s committee charters (including the Audit Committee charter) or any similar successor policies thereto, provisions of the Company’s Code of Conduct applicable to Directors, the insider trading policy applicable to Directors and any other Company rules, policies, guidelines, indemnification and exculpation applicable to Directors, Board committees, or the Chairman, including in the Certificate of Incorporation or the Bylaws, in each case, in a manner that adversely affects in any material respect the rights of the Investor Parties set forth in this Agreement or the Series C Certificate of Amendment (including by diminishing the rights, power or authority of the Chairman, or increasing the rights, power or authority of the Lead Independent Director, in each case beyond the rights, power and authority contemplated by Section 2.03(b)) or has a disproportionately adverse effect on the eligibility for office of the then sitting or proposed Investor Directors relative to other then sitting Directors (in each case, other than as required by a change in applicable Law or the rules and regulations of the NYSE after the Signing Date);

(ix) amend or alter the Delegation of Authority Policy; or

(x) take any action to voluntarily effect or initiate a Bankruptcy, liquidation, dissolution or winding up of the Company.

(c) Until such time as the Investor Parties shall fail to satisfy the 50.0% Beneficial Ownership Requirement, without the prior written consent of the Investor, the Company shall not take (and the Board shall not authorize the Company to take) any of the following actions:

(i) establish a record date for, declare, set aside for payment or make payment in respect of, any dividend or other distribution upon any shares of capital stock of the Company (other than the payment of any dividends on the Series C Preferred Stock or the Series D Preferred Stock); provided that at any time following the establishment of a new regular quarterly dividend (subject to receipt of the Investor’s consent), no further consent of the Investor shall be required for any regular quarterly cash dividends from and after the date of the adoption of such new dividend policy to the extent such quarterly cash dividends have a declaration, record and payment date consistent with such new dividend practice; or

(ii) create, incur, issue or assume any Debt, in a single transaction or a series of related transactions, in excess of the greater of (A) (x) existing Funded Debt outstanding as of the date hereof (without giving effect to the transactions contemplated by this Agreement or the North America Investment Agreement) plus (y) $500,000,000, and (B) any Debt if, after giving effect to the creation, incurrence, issuance or assumption thereof on a Pro Forma Basis, the Total Leverage Ratio as of the last day of the Test Period ended immediately preceding the incurrence of such Debt is not greater than the Applicable Total Leverage Ratio.

(d) Notwithstanding anything to the contrary in this Section 2.08, (i) the Company may take (and the Board may authorize the Company to take) any of the actions set forth in Section 2.08(a)(iii), (iv), Sections 2.08(b)(i), (v) and (vii) and Section 2.08(c)(i), in each case for the purpose of effecting (and effective upon or following the consummation of) any merger or other business combination transaction of the Company, the sale of all or substantially all of the assets of the Company and its Subsidiaries or any other change of control transaction of the Company, in each case that has been recommended by a majority of the Board and (ii) for purposes of the Investor’s consent right pursuant to Section 2.08(c)(ii), in connection with the exercise by the Company or any of its Subsidiaries of the Company’s rights under Section 10.3(a) of the LLC Agreement, the reference to “Applicable Total Leverage Ratio” in Section 2.08(c)(ii) shall be replaced by “6.00 to 1.00.”

SECTION 2.09. Certificate of Incorporation; Bylaws ; Other Governance Authorities. The Company and the Board shall take or cause to be taken all lawful action necessary to ensure at all times that the Certificate of Incorporation, Bylaws, committee charters, Corporate Governance Guidelines, Delegation of Authority Policy, Director Qualification Standards and all Company rules, policies and guidelines applicable to Directors are consistent in all but de minimis respects with the provisions of this Agreement.

SECTION 2.10. Interested Transactions. The approval by a majority of the Other Directors shall be required (in addition to any other Board or stockholder approval required by applicable Law) for the Company or any of its Subsidiaries to enter into or effect, or agree to enter into or effect, any material contract or transaction between or involving the Company or any of its Subsidiaries, on the one hand, and the Investor, any of its Affiliates and any of their respective directors, officers, employees and consultants, including any Investor Directors (collectively, the “Investor Related Parties”), on the other hand, the terms of which are not governed by (a) any agreement to which the Company or any of its Subsidiaries is a party as of the date hereof, (b) a provision of the Certificate of Incorporation or Bylaws or (c) compensation, indemnification, equity award or other ordinary course agreement with Investor Directors.

SECTION 2.11. Corporate Opportunities. Notwithstanding anything contained herein or in any other “Transaction Document” (as defined in the North American Investment Agreement), the Investor, any Investor Related Parties, may freely offer to any other Person or effect on behalf of itself or any other Person any other investment or business opportunity or prospective economic advantage (which may include investments or activities relating to competitors of the Company), including those competitive with the business of the Company, or other transactions in which the Company, its subsidiaries, any Director or any other stockholder may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Person (“Investor Transactions”), in each case without any prior Company, Board or stockholder notification or approval; provided, that if the Company or an Investor Related Party, to the Investor’s knowledge, is considering the same Investor Transaction, the Investor will promptly notify the Company of such Investor Related Party’s interest in such Investor Transaction and cause each Director that is an Investor Related Party to recuse, if requested by the Board, himself or herself from all Board discussions and activities relating to such Investor Transaction.

SECTION 2.12. Board Obligations. Any breach by the Board of its obligations under this Article II shall be deemed a breach by the Company of its obligations hereunder.

ARTICLE III

Registration Rights

SECTION 3.01. Registration. (a) Resale Shelf Registration Statement. Subject to the other applicable provisions of this Agreement, the Company shall use its commercially reasonable efforts to prepare and file within 90 days after the date hereof a registration statement covering the sale or distribution from time to time by any Investor Party holding Registrable Securities (the “Holders”), on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the Registrable Securities on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Investor) (the “Resale Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause such Resale Shelf Registration Statement to be declared effective by the SEC as promptly as is reasonably practicable after the filing thereof (it being agreed that the Resale Shelf Registration Statement shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company).

(b) Effectiveness Period. Once declared effective, the Company shall, subject to the other applicable provisions of this Agreement, use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be continuously effective and usable until such time as there are no longer any Registrable Securities (the “Effectiveness Period”).

(c) Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time during the Effectiveness Period, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement (a “Subsequent Shelf Registration”) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders thereof of all securities that are Registrable Securities as of the time of such filing. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement that shall become effective upon filing with the SEC pursuant to Rule 462(e) if Rule 462(e) is available to the Company) and (ii) keep such Subsequent Shelf Registration continuously effective and usable until the end of the Effectiveness Period. Any such Subsequent Shelf Registration shall be a registration statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form and shall provide for the registration of such Registrable Securities for resale by the Holders in accordance with any reasonable method of distribution elected by the Investor.

(d) Supplements and Amendments. The Company shall supplement and amend any Shelf Registration if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration.

(e) Subsequent Holder Notice. If a Person entitled to the benefits of this Agreement becomes a Holder of Registrable Securities after a Shelf Registration becomes effective under the Securities Act, the Company shall, as promptly as is reasonably practicable following delivery of written notice to the Company of such Person becoming a Holder and requesting for its name to be included as a selling securityholder in the prospectus related to the Shelf Registration (a “Subsequent Holder Notice”):

(i) if required and permitted by applicable Law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration so that such Holder is named as a selling securityholder in the Shelf Registration and the related prospectus in such a manner as to permit such Holder to deliver a prospectus to purchasers of the Registrable Securities in accordance with applicable Law; provided, however, that the Company shall not be required to file more than one post-effective amendment or a supplement to the related prospectus for such purpose in any 30-day period;

(ii) if, pursuant to clause (i) above, the Company shall have filed a post-effective amendment to the Shelf Registration that is not automatically effective, use its commercially reasonable efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is reasonably practicable; and

(iii) notify such Holder as promptly as is reasonably practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to clause (i) above.

(f) Underwritten Offering.

(i) Subject to any applicable restrictions on transfer in this Agreement or otherwise, the Investor may, after the Resale Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Offering Notice”) specifying that the sale of some or all of the Registrable Securities subject to the Shelf Registration, is intended to be conducted through an underwritten offering (the “Underwritten Offering”); provided, however, that the Holders of Registrable Securities may not, without the Company’s prior written consent, (x) launch more than three Underwritten Offerings at the request of the Holders within any three-hundred sixty-five (365) day period, (y) launch an Underwritten Offering the anticipated gross proceeds of which shall be less than $50,000,000 (unless the Holders are proposing to sell all of their remaining Registrable Securities) or (z) launch any underwritten offering within the period commencing fourteen (14) days prior to and ending two (2) days following the Company’s scheduled earnings release date for any fiscal quarter or year.

(ii) In the event of an Underwritten Offering, the Investor shall select the managing Underwriter or Underwriters to administer the Underwritten Offering; provided that the choice of such managing underwriter(s) shall be subject to the consent of the Company, which is not to be unreasonably withheld, conditioned or delayed, and the Company, the Investor and the Holders of Registrable Securities participating in the Underwritten Offering will enter into and perform its obligations under an underwriting agreement in customary form with the managing Underwriter or Underwriters selected for such offering.

(iii) The Company will not include in any Underwritten Offering pursuant to this Section 3.01(f) any securities that are not Registrable Securities without the prior written consent of the Investor. If the managing Underwriter or Underwriters advise the Company and the Investor in writing that in its or their good faith opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities which can be sold in such offering in light of market conditions or is such so as to adversely affect the success of such offering, the Company will include in such offering only such number of securities that can be sold without adversely affecting the marketability of the offering, which securities will be so included in the following order of priority: (A) first, the Registrable Securities of the Holders that have requested to participate in such Underwritten Offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders, and (B) second, any other securities of the Company that have been requested to be so included.

(g) Take-Down Notice. Subject to the other applicable provisions of this Agreement, at any time that any Shelf Registration is effective, if the Investor delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect a sale or distribution of all or part of its Registrable Securities included by it on any Shelf Registration (a “Shelf Offering”) and stating the number of the Registrable Securities to be included in such Shelf Offering, then the Company shall amend, subject to the other applicable provisions of this Agreement, or supplement the Shelf Registration as may be necessary in order to enable such Registrable Securities to be sold and distributed pursuant to the Shelf Offering.

SECTION 3.02. Piggyback Registration. (a) Notice of Registration. If at any time or from time to time the Company proposes to file a registration statement under the Securities Act with respect to, or otherwise commence a public, offering of its Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, whether or not for sale for its own account (other than any registration statement filed (i) on Form S-4, Form S-8 or any substitute or successor forms or (ii) filed to effectuate an exchange offer or any employee benefit or dividend reinvestment plan), the Company will promptly give to the Investor written notice of such filing or commencement, which notice shall be given, to the extent reasonably practicable, no later than five (5) Business Days prior to the filing date or commencement date (the “Piggyback Notice”) to the Investor on behalf of the Holders of Registrable Securities.

(b) Right to Participate. The Piggyback Notice shall offer such Holders the opportunity to include (or cause to be included) in such registration statement and offering the number of shares of Registrable Securities as the Investor on behalf of any such Holder may request (each, a “Piggyback Registration Statement”). Subject to Section 3.02(c), the Company shall include in each Piggyback Registration Statement all Registrable Securities with respect to which the Company has received written requests for inclusion therein (each, a “Piggyback Request”) within five (5) Business Days after the date of the Piggyback Notice but in any event not later than one (1) Business Day prior to the filing date of a Piggyback Registration Statement. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. The Company shall not be required to maintain the effectiveness of a Piggyback Registration Statement beyond the earlier of (x) 180 days after the effective date thereof and (y) consummation of the distribution by the Holders of the Registrable Securities included in such registration statement.

(c) Underwriting. The right of any Holder to registration pursuant to Section 3.01(f) or this Section 3.02 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided therein. If any of the securities to be registered pursuant to the registration giving rise to the rights under this Section 3.02 are to be sold in an underwritten offering, the Company shall use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit Holders of Registrable Securities who have timely submitted a Piggyback Request in connection with such offering to include in such offering all Registrable Securities included in each Holder’s Piggyback Request on the same terms and subject to the same conditions as any other shares of capital stock, if any, of the Company included in the offering. Each Holder proposing to distribute its securities through a Piggyback Registration Statement shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement with the managing Underwriter or Underwriters selected for such underwriting by the Company or by the stockholders of the Company who have the right to select the Underwriters (such underwriting agreement to be in the form negotiated by the Company or such stockholders, as the case may be). Notwithstanding any other provision of this Section 3.02, if the managing Underwriter or Underwriters of a proposed underwritten offering with respect to which Holders have exercised their piggyback registration rights advise the Board that in its or their good faith opinion the number of Registrable Securities requested to be included in the offering thereby and all other securities proposed to be sold in the offering exceeds the number which can be sold in such underwritten offering in light of market conditions, the Registrable Securities and such other securities to be included in such underwritten offering shall be allocated, (i) first, (A) in the event such offering was initiated by the Company, up to the total number of securities that the Company has requested to be included in such registration for its own account and (B) in the event such offering was initiated by holders of securities (including the Investor or the Investor Parties, as applicable) who have exercised their demand registration rights, up to the total number of securities that such holders of such securities have requested to be included in such offering, allocated pro rata among such holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such holders, (ii) second, the Registrable Securities of the Investor and the Investor Parties that it has or they have requested to participate in such underwritten offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders; (iii) third, the Registrable Securities of the Holders, other than the Investor and the Investor Parties, that have requested to participate in such underwritten offering, allocated pro rata among such Holders on the basis of the percentage of the Registrable Securities requested to be included in such offering by such Holders; and (iv) fourth, any other securities of the Company that have been requested to be included in such offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing Underwriter or Underwriters, provided that such election is made prior to the earlier of (a) the effectiveness of the registration statement and (b) the time at which the offering price or the underwriter’s discount is determined with the managing Underwriter or Underwriters. Any securities excluded or withdrawn from such underwriting (i) may be substituted by securities held by the Holders to be included in such registration; or (ii) in the event the Holders elect not to substitute any shares, may be substituted by securities held by the Company to be included in such registration; or (iii) in the event that the Holders and the Company elect not to substitute any shares, shall be withdrawn from such registration.

(d) Right to Terminate Registration. The Company or the holders of securities who have caused Registrable Securities to be included in a registration statement pursuant to Section 3.01 or 3.02 to be filed as contemplated by this Section 3.02, as the case may be, shall have the right to have any registration initiated by it or them, as applicable, under this Section 3.02 terminated or withdrawn prior to the effectiveness thereof, whether or not any Holder has elected to include securities in such registration.

SECTION 3.03. Registration Procedures. (a) Subject to the other applicable provisions of this Agreement, in the case of each registration of Registrable Securities effected by the Company pursuant to Section 3.01, the Company will:

(i) prepare and promptly file with the SEC a registration statement with respect to such securities and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby in accordance with the applicable provisions of this Agreement;

(ii) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection with such registration statement as (i) reasonably requested by any Holder (to the extent such request related to information relating to such Holder) or (ii) may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with the Investor’s intended method of distribution set forth in such registration statement and as may be necessary to keep the registration statement continuously effective for the period set forth in this Agreement;

(iii) respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC;

(iv) furnish, (i) to the Investor’s legal counsel, copies of the registration statement and the prospectus included therein (including each preliminary prospectus), in each case including all exhibits thereto, proposed to be filed and provide such legal counsel a reasonable opportunity to review and comment on such registration statement and (ii) to the Investor and the Underwriters, such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(v) if requested by the managing Underwriter or Underwriters, if any, or the Investor, promptly include in any prospectus supplement or post-effective amendment such information as the managing Underwriter or Underwriters, if any, or the Investor may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or post- effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 3.03(a)(iv) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(vi) in the event that the Registrable Securities are being offered in an Underwritten Offering, furnish to the Investor and to the Underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus and final prospectus as the Investor or such Underwriters may reasonably request in order to facilitate the public offering or other disposition of such securities;

(vii) as promptly as reasonably practicable, use commercially reasonable efforts to notify the Investor at any time when (i) a prospectus relating thereto is required to be delivered under the Securities Act or of the Company’s discovery of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and, subject to Section 3.04, at the request of the Investor, prepare as promptly as is reasonably practicable and furnish to the Investor a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, (ii) any request by the SEC or any other regulatory body or other body having jurisdiction has been made for any amendment of or supplement to any registration statement or other document relating to such offering, or (iii) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act;

(viii) use reasonable best efforts to register and qualify (or exempt from such registration or qualification) the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested in writing by the Investor; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdictions where it would not otherwise be required to qualify but for this subsection or (B) file a general consent to service of process in any such states or jurisdictions;

(ix) in the event that the Registrable Securities are being offered in an underwritten public offering, enter into an underwriting agreement, in usual and customary form and otherwise in accordance with the applicable provisions of this Agreement (including using commercially reasonable efforts to include (i) indemnification and contribution provisions substantially to the effect and to the extent provided in Section 3.08 and (ii) agreements as to the provision of the opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 3.03(a)(xii);

(x) in connection with an Underwritten Offering, the Company shall cause its officers to use their commercially reasonable efforts to support the marketing of the Registrable Securities covered by such offering (including participation in “road shows” or other similar marketing efforts);

(xi) use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the Underwriters for sale (if such securities are being sold through Underwriters) or, solely in the case of clause (A), (D) and (E), the pricing or closing date of the applicable offering or sale (in the case of an offering with the assistance of a broker, placement agent or other agent of the Holder): (A) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to the managing Underwriter or Underwriters in an underwritten public offering, addressed to the Underwriter or Underwriters (in the case of an underwritten offering) or, if requested, in form and substance as is customarily given to the broker, placement agent or other agent of the Holders assisting in the sale of the Registrable Securities addressed to such broker, placement agent or other agent, if any, (B) a “negative assurances letter”, dated such date of the legal counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering; (C) a “cold comfort” and “bring-down” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to Underwriters in an underwritten public offering, addressed to the Underwriters, (D) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities, and (E) make available to the appropriate representatives of the underwriters, if any, and any Holder access to such information and personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;

(xii) (a) in the event that the Registrable Securities covered by such registration statement are shares of Common Stock or shares of capital stock of the Company in a series that are otherwise listed on a securities exchange, use commercially reasonable efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock or such other shares of capital stock are then listed and (b) in the event that the Registrable Securities covered by such registration statement are shares of Common Stock and the Common Stock is not currently listed on a National Securities Exchange, to use commercially reasonable efforts to take actions within the control of the Company to list such Registrable Securities on a National Securities Exchange;

(xiii) provide a transfer agent and registrar for all such Registrable Securities and, if requested by Underwriter(s) or the Holder, a CUSIP/ISIN number for all such Registrable Securities, in each case not later than the effective date of such registration statement;

(xiv) in connection with a customary due diligence review, make available for inspection by the Investor, any underwriter participating in any such disposition of Registrable Securities, if any, and any counsel or accountants retained by the Investor or underwriter (collectively, the “Offering Persons”), at the offices where normally kept, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information and participate in customary due diligence sessions in each case reasonably requested by any such representative, underwriter, counsel or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Offering Persons unless (i) disclosure of such information is required by court or administrative order or in connection with an audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor, (ii) disclosure of such information, in the reasonable judgment of the Offering Persons, is required by law or applicable legal process (including in connection with the offer and sale of securities pursuant to the rules and regulations of the SEC), (iii) such information is or becomes generally available to the public other than as a result of a non-permitted disclosure or failure to safeguard by such Offering Persons in violation of this Agreement or (iv) such information (A) was known to such Offering Persons (prior to its disclosure by the Company) from a source other than the Company when such source, to the knowledge of the Offering Persons, was not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (B) becomes available to the Offering Persons from a source other than the Company when such source, to the knowledge of the Offering Persons, is not bound by any contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information or (C) was developed independently by the Offering Persons or their respective representatives without the use of, or reliance on, information provided by the Company. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure (except in the case of (ii) above when a proposed disclosure was or is to be made in connection with a registration statement or prospectus under this Agreement and except in the case of clause (i) above when a proposed disclosure is in connection with a routine audit or examination by, or a blanket document request from, a regulatory or self-regulatory authority, bank examiner or auditor);

(xv) cooperate with the Investor and each Underwriter or agent participating in the disposition of Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”), including the use of commercially reasonable efforts to obtain FINRA’s pre-clearance or pre-approval of the registration statement and applicable prospectus upon filing with the SEC;

(xvi) use its reasonable best efforts to obtain as promptly as reasonably practicable the withdrawal of, any stop order with respect to the applicable registration statement or other order suspending the use of any preliminary or final prospectus;

(xvii) promptly incorporate in a prospectus supplement or post-effective amendment to the applicable registration statement such information as the managing Underwriter or Underwriters, if any, and the Holder, as applicable, relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(xviii) as promptly as is reasonably practicable notify the Investor (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for such purpose, (D) if at any time the Company has reason to believe that the representations and warranties of the

Company contained in any agreement contemplated by Section 3.03(a)(viii) above relating to any applicable offering cease to be true and correct or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and

(xix) use its commercially reasonable efforts to take such other steps that are customarily taken by issuers necessary to effect the registration and sale of the Registrable Securities contemplated hereby.

(b) The Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.03(a)(vii), 3.03(a)(ix)(B) or 3.03(a)(ix)(C), the Investor shall discontinue, and shall cause each Holder to discontinue, disposition of any Registrable Securities covered by such registration statement or the related prospectus until receipt of the copies of the supplemented or amended prospectus, which supplement or amendment shall, subject to the other applicable provisions of this Agreement, be prepared and furnished as soon as reasonably practicable, or until the Investor is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any amended or supplemented prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Investor shall use commercially reasonable efforts to return, and cause the Holders to return, to the Company all copies then in its or their possession, of the prospectus covering such Registrable Securities at the time of receipt of such request. As soon as practicable after the Company has determined that the use of the applicable prospectus may be resumed, the Company will notify the Investor thereof. In the event the Company invokes an Interruption Period hereunder and in the reasonable discretion of the Company the need for the Company to continue the Interruption Period ceases for any reason, the Company shall, as soon as reasonably practicable, provide written notice to the Investor that such Interruption Period is no longer applicable.

SECTION 3.04. Suspension. (a) The Company shall be entitled on one (1) occasion in any six (6) month period, for a period of time not to exceed sixty (60) days in the aggregate in any six (6) month period and seventy-five (75) days in any twelve (12) month period to (x) defer any registration of Registrable Securities and shall have the right not to file and not to cause the effectiveness of any registration covering any Registrable Securities, (y) suspend the use of any prospectus and registration statement covering any Registrable Securities and (z) require the Holders of Registrable Securities to suspend any offerings or sales of Registrable Securities pursuant to a registration statement, if the Company delivers to the Investor a certificate signed by an executive officer certifying that such registration and offering would (i) require the Company to make an Adverse Disclosure or (ii) materially interfere with any bona fide material financing, acquisition, disposition or other similar transaction involving the Company or any of its subsidiaries then under consideration. Such certificate shall contain a statement of the reasons for such suspension and an approximation of the anticipated length of such suspension. The Investor shall keep the information contained in such certificate confidential subject to the same terms set forth in Section 3.02(a)(xv).

(b) If the Company defers any registration of Registrable Securities in response to an Underwritten Offering Notice or requires the Investor or the Holders to suspend any Underwritten Offering, the Investor shall be entitled to withdraw such Underwritten Offering Notice and if it does so, such request shall not be treated for any purpose as the delivery of an Underwritten Offering Notice pursuant to Section 3.01(f).

(c) In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the total aggregated period of suspension.

SECTION 3.05. Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Sections 3.01 and 3.02 shall be borne by the Company. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the Holders of the Registrable Securities included in any such registration.

SECTION 3.06. Information by Holders. (a) The Holder or Holders of Registrable Securities included in any registration shall, and the Investor shall cause such Holder or Holders to, furnish to the Company such information regarding such Holder or Holders and their Affiliates, the Registrable Securities held by them and the distribution proposed by such Holder or Holders and their Affiliates as the Company or its Representatives may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. It is understood and agreed that the obligations of the Company under Sections 3.01 and 3.02 are conditioned on the timely provisions of the foregoing information by such Holder or Holders and, without limitation of the foregoing, will be conditioned on compliance by such Holder or Holders with the following:

(i) such Holder or Holders will, and will cause their respective Affiliates to, cooperate with the Company in connection with the preparation of the applicable registration statement and prospectus and, for so long as the Company is obligated to keep such registration statement effective, such Holder or Holders will and will cause their respective Affiliates to, provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable Laws to enable the Company to prepare or amend such registration statement, any related prospectus and any other documents related to such offering covering the applicable Registrable Securities owned by such Holder or Holders and to maintain the currency and effectiveness thereof;

(ii) during such time as such Holder or Holders and their respective Affiliates may be engaged in a distribution of the Registrable Securities, such

Holder or Holders will, and they will cause their Affiliates to, comply with all Laws applicable to such distribution, including Regulation M promulgated under the Exchange Act, and, to the extent required by such Laws, will, and will cause their Affiliates to, among other things (A) not engage in any stabilization activity in connection with the securities of the Company in contravention of such Laws, (B) distribute the Registrable Securities acquired by them solely in the manner described in the applicable registration statement and (C) if required by applicable Law, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by such Holder or Holders or their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree;

(iii) such Holder or Holders shall, and they shall cause their respective Affiliates to, (A) permit the Company and its Representatives to examine such documents and records and will supply in a timely manner any information as they may be reasonably requested to provide in connection with the offering or other distribution of Registrable Securities by such Holder or Holders and (B) execute, deliver and perform under any agreements and instruments reasonably requested by the Company or its Representatives to effectuate such registered offering, including opinions of counsel and questionnaires; and

(iv) on receipt of any notice from the Company of the occurrence of any of the events specified in Section 3.03(a)(vii), 3.03(a)(ix)(B) or 3.03(a)(ix)(C) or that otherwise requires the suspension by such Holder or Holders and their respective Affiliates of the offering, sale or distribution of any of the Registrable Securities owned by such Holder or Holders, such Holders shall, and they shall cause their respective Affiliates to, cease offering, selling or distributing the Registrable Securities owned by such Holder or Holders until the offering. Sale and distribution of the Registrable Securities owned by such Holder or Holders may recommence in accordance with the terms hereof and applicable Law.

SECTION 3.07. Rule 144 Reporting. With a view to making available the benefits of Rule 144 to the Holders, the Company agrees that, for so long as a Holder owns Registrable Securities, the Company will use its commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date of this Agreement;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to the Holder upon written request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

SECTION 3.08. Holdback Agreement. If during the Effectiveness Period, the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to an underwritten public offering of Common Stock or securities convertible into, or exchangeable or exercisable for, such securities or otherwise informs the Investor that it intends to conduct such an offering utilizing an effective registration statement or pursuant to an underwritten Rule 144A and/or Regulation S offering and provides the Investor and each Holder the opportunity to participate in such offering in accordance with and to the extent required by Section 3.02, the Investor and each Holder shall, if requested by the managing Underwriter or Underwriters, enter into a customary “lock-up” agreement relating to the sale, offering or distribution of Registrable Securities, in the form reasonably requested by the managing Underwriter or Underwriters, covering the period commencing on the date of the prospectus pursuant to which such offering may be made and continuing until 60 days from the date of such prospectus or such shorter period as may be agreed by the managing Underwriter or Underwriters.

SECTION 3.09. Indemnification. (a) Indemnification by Company. To the extent permitted by applicable Law, the Company will, with respect to any Registrable Securities covered by a registration statement or prospectus, or as to which registration or qualification or compliance under applicable “blue sky” laws has been effected pursuant to this Agreement, indemnify and hold harmless each Holder, each Holder’s current and former officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees, and each Person controlling such Holder within the meaning of Section 15 of the Securities Act and such Holder’s current and former officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees, and each Underwriter thereof, if any, and each Person who controls any such Underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Parties”), from and against any and all expenses, claims, losses, damages, costs (including costs of preparation and reasonable attorney’s fees and any legal or other fees or expenses actually incurred by such party in connection with any investigation or proceeding), judgments, fines, penalties, charges, amounts paid in settlement and other liabilities, joint or several (or actions in respect thereof) (collectively, “Losses”), to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rules or regulations thereunder applicable to the Company and (without limiting the preceding portions of this Section 3.08) the Company will reimburse each of the Company Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.09, settling any such Losses or action, as such expenses are incurred; provided that the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable to a Holder in any such case for any such Losses or action to the extent that it arises out of or is based upon a violation or alleged violation of any state or federal Law (including any claim arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission in the registration statement or prospectus) which occurs in reliance upon and in conformity with written information regarding such Holder furnished to the Company by such Holder or its authorized representatives expressly for use in connection with such registration by or on behalf of any Holder.

(b) Indemnification by Holders. To the extent permitted by applicable Law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which registration or qualification or compliance under applicable “blue sky” laws is being effected, indemnify, severally and not jointly with any other Holders of Registrable Securities, the Company, each of its Representatives, each Person who controls the Company or such Underwriter within the meaning of Section 15 of the Securities Act (collectively, the “Holder Indemnified Parties”), against all Losses (or actions in respect thereof) to the extent arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, in each case related to such registration statement, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and will reimburse each of the Holder Indemnified Parties for any reasonable and documented out-of-pocket legal expenses and any other reasonable and documented out-of-pocket expenses actually incurred in connection with investigating, defending or, subject to the last sentence of this Section 3.08, settling any such Losses or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder or its authorized representatives and stated to be specifically for use therein; provided, however, that in no event shall any indemnity under this Section 3.09(b) payable by the Investor and any Holder exceed an amount equal to the net proceeds received by each Holder in respect of the Registrable Securities sold pursuant to the registration statement. The indemnity agreement contained in this Section 3.09(b) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the prior written consent of the applicable Holder (which consent shall not be unreasonably withheld or delayed).

(c) Notification. If any Person shall be entitled to indemnification under this Section 3.08 (each, an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party required to provide indemnification (each, an “Indemnifying

Party”) of any claim or of the commencement of any proceeding as to which indemnity is sought. The Indemnifying Party shall have the right, exercisable by giving written notice to the Indemnified Party as promptly as reasonably practicable after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or litigation, with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this Section 3.09(c)) be liable to such Indemnified Party hereunder for any legal expenses and other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or litigation, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless the Indemnifying Party shall have failed within a reasonable period of time to assume such defense and the Indemnified Party is or would reasonably be expected to be materially prejudiced by such delay. The failure of any Indemnified Party to give notice as provided herein shall relieve an Indemnifying Party of its obligations under this Section 3.08 only to the extent that the failure to give such notice is materially prejudicial or harmful to such Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the prior written consent of each Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The indemnity agreements contained in this Section 3.08 shall not apply to amounts paid in settlement of any claim, loss, damage, liability or action if such settlement is effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The indemnification set forth in this Section 3.08 shall be in addition to any other indemnification rights or agreements that an Indemnified Party may have. An Indemnifying Party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such Indemnifying Party with respect to such claim, unless in the reasonable judgment of any Indemnified Party a conflict of interest may exist between such Indemnified Party and any other Indemnified Parties with respect to such claim.

(d) Contribution. If the indemnification provided for in this Section 3.08 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party, other than pursuant to its terms, with respect to any Losses or action referred to therein, then, subject to the limitations contained in this Section 3.08, the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses or action in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other, in connection with the actions, statements or omissions that resulted in such Losses or action, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by such Indemnifying Party or such Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 3.09(d) was determined solely upon pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence of this Section 3.09(d). Notwithstanding the foregoing, the amount the Investor and any Holder will be obligated to contribute pursuant to this Section 3.09(d) will be limited to an amount equal to the net proceeds received by the Investor and each Holder (in the aggregate) in respect of the Registrable Securities sold pursuant to the registration statement which gives rise to such obligation to contribute. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 3.10. Termination of Registration Rights. The rights of any particular Holder to cause the Company to register securities under Article III shall terminate with respect to such Holder upon the date upon which such Holder no longer holds any Registrable Securities. The registration rights contained in this Article III shall terminate on the date on which all shares of Common Stock issuable (or actually issued) to any of the Investor Parties upon conversion of the Series C Preferred Stock cease to be Registrable Securities.

ARTICLE IV

Limitations on Purchases of

Equity Securities and Other Actions

SECTION 4.01. Limitations on Purchases of Equity Securities and Other Actions. At all times during the Standstill Period, without the prior approval of a majority of the Other Directors, or as otherwise expressly permitted by this Agreement (including Article VI), each Investor Party shall not, directly or indirectly, and shall cause its Affiliates and Representatives acting on its and its respective Affiliates’ behalf not to:

(a) acquire, offer to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, any Equity Securities of the Company or any of its Subsidiaries, any securities convertible into or exchangeable for any Equity Securities of the Company, or any right to vote or to direct the voting of any Equity Securities of the Company, in each case, such that the Investor Parties would, after giving effect to such transaction, beneficially own, on an as converted basis, more than the Maximum Percentage of the then outstanding Common Stock, on an as converted basis; provided that the restrictions in this clause (a) shall not apply to (i) purchases or acquisitions permitted by Section 5.02(d), (ii) acquisitions of Equity Securities of the Company issued in connection with stock dividends, stock splits, recapitalizations or similar transactions

(including any Equity Securities issued as a dividend, coupon or other distribution on shares of Series C Preferred Stock) and (iii) issuances by the Company of Equity Securities of the Company or options, warrants or other rights to acquire Equity Securities of the Company (or the exercise thereof) to any Director, as compensation for his or her membership on the Board; provided, further, that the Investor Parties shall not be deemed to violate this clause (a) (and shall not be required to Transfer any Equity Securities) as a result of any acquisition of Equity Securities by the Company (or similar transaction) which, by reducing the number of shares of Common Stock then outstanding, on an as converted basis, increases the proportionate number of shares of Common Stock beneficially owned, on an as converted basis, by the Investor Parties to the Maximum Percentage or more of the then outstanding Common Stock, on an as converted basis;

(b) other than solely with respect to class votes of the holders of Series C Preferred Stock, make, knowingly encourage or participate in any “solicitation” of “proxies”, as such terms are used in the proxy rules of the SEC promulgated under Section 14 of the Exchange Act, in order to (i) vote, or seek to advise or influence any Person with respect to the voting of, any Voting Stock of the Company (other than, in each case, in a manner that is not inconsistent with the Board’s recommendation in connection with such matter), (ii) call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders or (iii) seek election to, or to place a Representative on, the Board or seek the removal of any Director from the Board (other than, in each case, any Investor Director or Independent Acting Director in accordance with this Agreement);

(c) effect, publicly offer or publicly propose or make any public announcement with respect to, or solicit or submit a proposal (public or otherwise) for, any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization, purchase or license of all or a material portion of the assets, properties or Equity Securities of or other similar extraordinary transaction involving the Company or any of its Subsidiaries or any of their respective securities (any such transaction, an “Extraordinary Transaction”) or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(d) enter into any discussions, negotiations, arrangements or understandings with any Person (including security holders of the Company, but excluding, for the avoidance of doubt, the Investor and its Affiliates) or form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any Voting Stock (other than a “group” (as defined in Section 13(d)(3) of the Exchange Act) composed of the Investor Parties) or otherwise in connection with any of the actions prohibited by this Section 4.01;

(e) make any public disclosure, public proposal or public statement of inquiry or publicly disclose any intention, plan or arrangement inconsistent with the agreements contained in this Section 4.01;

(f) advise, assist, knowingly encourage or direct any Person to do or take, or to advise, assist, knowingly encourage or direct any other Person to do or take, any of the actions prohibited by this Section 4.01 or knowingly act as a financing source for or otherwise invest in any Person in connection with such Person taking any of the actions prohibited by this Section 4.01; provided, that, this Section 4.01(g) shall not restrict the Investor or its Affiliates from purchasing already outstanding debt or debt securities of any Person;

(g) take any action that would, in effect, require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 4.01;

(h) contest the validity of this Section 4.01 or make, initiate, take or participate in any Action or proposal to amend, waive, terminate or seek a release of the restrictions contained herein (whether by legal action or otherwise); or

(i) request the Company, directly or indirectly, to amend or waive any provisions of this Section 4.01;

provided, however that, notwithstanding anything to the contrary in this Section 4.01, (i) the Investor and its Affiliates may at any time (A) initiate and engage in private discussions with, and submit non-public, confidential proposals to, the Board (or any committee or other designee thereof) regarding any Extraordinary Transaction, so long as such proposals do not require public disclosure and the making of such proposal would not reasonably be expected to require the Company to make a public announcement of its receipt, (B) make a confidential request to the Company seeking an amendment or waiver of this Section 4.01, which a majority of the Other Directors may accept or reject in their sole discretion, so long as the making of such request would not reasonably be expected to require the Company to make a public announcement of its receipt and (C) engage in discussions or negotiations regarding, enter into, consummate or take any other action in furtherance of any transaction with any Person related to a recapitalization, reorganization or restructuring of any Debt of the Company or its Subsidiaries, including with respect to the conversion of any debt securities of the Company or its Subsidiaries held by the Investor or its Affiliates into Equity Securities and (ii) for the avoidance of doubt, (A) (x) the consummation of the transactions contemplated by the North America Investment Agreement and (y) the Investor’s exercise of its rights or the performance of its obligations under any other “Transaction Document” (as defined in the North American Investment Agreement) shall not be deemed violations of this Section 4.01 and (B) nothing in this Section 4.01 shall limit (x) any Investor Party’s ability to vote (subject to Section 2.07), Transfer (subject to Section 5.01) or otherwise exercise rights under its Common Stock or Series C Preferred Stock or (y) the ability of any Investor Director to vote or otherwise exercise its fiduciary duties as a member of the Board. Nothing in this Section 4.01 shall restrict the Investor from designating any Investor Designee or

Independent Director Designee in accordance with this Agreement or taking any action to cause such Investor Designee or Independent Director Designee to be appointed to the Board (or any committee thereof) or the actions of any Investor Director in his or her capacity as Chairman or similar office or position), including in respect of such Director’s participation in Board and Board committee meetings and votes on and discussions regarding matters at such meetings, and influencing officers, employees, agents, management or other Directors in his or her capacity as such, and otherwise exercising such Investor Director’s fiduciary duties.

SECTION 4.02. Third-Party Standstills. In the event that the Company enters into any Specified Agreement that contains standstill provisions on terms (other than terms regarding the length of such standstill restrictions) that are more favorable in any material respect to such Person than the provisions set forth in this Article IV are to the Investor Parties, then this Article IV shall automatically be amended to provide for such more favorable terms. The Company shall promptly notify the Investor of the entry into such Specified Agreement.

ARTICLE V

Limitations on Transfers

SECTION 5.01. Limitation on Transfer of Series C Preferred Stock and Series D Preferred Stock. (a) Except as otherwise permitted by this Agreement, including Section 5.02, the Investor Parties shall not, from and after the date hereof until the earliest of (i) the date that is 24 months following the date hereof, (ii) the date of the consummation of a Mandatory Conversion (as defined in the Series C Certificate of Amendment) in accordance with the Series C Certificate of Amendment and (iii) the date a Bankruptcy, liquidation, dissolution or winding up of the Company is voluntarily initiated or any proceeding for Bankruptcy, insolvency, receivership or similar action with respect to the Company is commenced (such period, the “Restricted Period”), directly or indirectly, sell, transfer, pledge, place a lien on, assign, loan or otherwise dispose of, including by way of any Hedging Transaction (each, a “Transfer”), any portion of or interest in any shares of Series C Preferred Stock or Series D Preferred Stock acquired pursuant to the Purchase (including any Common Stock issued upon conversion of such shares of Series C Preferred Stock or redemption of Series D Preferred Stock) without the prior written consent of the Company (which consent may be given or withheld or made subject to such conditions as are determined by the Company in its sole discretion); provided, that, a “Transfer” will not include the granting of a pledge, lien or other security interest over Equity Securities in connection with any bona fide financing arrangements (including any bona fide margin loan transaction) entered into with a nationally recognized bank or broker-dealer, or the ability of such a bank or broker-dealer to foreclose on and Transfer such Company Securities and any foreclosure or Transfer by such a bank or broker-dealer, as long as such bank or broker-dealer agrees with the relevant Investor Party (with the Company as an express third party beneficiary of such agreement) that following such foreclosure it shall not directly or indirectly Transfer (other than pursuant to a broadly distributed public offering or a sale effected through a broker dealer) such foreclosed Equity Securities to a 5% Entity without the Company’s consent (each, a “Permitted Lien”), or the enforcement of any rights related thereto.

(b) The Investor Parties shall not, at any time (whether prior to or after the expiration of the Restricted Period), directly or indirectly Transfer any Series C Preferred Stock, Series D Preferred Stock or Common Stock issued upon conversion of the Series C Preferred Stock or redemption of the Series D Preferred Stock to a 10% Entity without the Company’s consent; provided, that this Section 5.01(b) shall not restrict any Transfer into the public market pursuant to a bona-fide, broadly distributed underwritten public offering or broker sale made pursuant to Article III.

(c) Any purported Transfer that is not in accordance with the terms and conditions of this Article V shall be, to the fullest extent permitted by Law, null and void ab initio, and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action.

(d) Notwithstanding anything to the contrary in this Section 5.01, the obligations of the Investor Parties under this Section 5.01 shall terminate and be of no further force and effect upon the first to occur of (A) a Material Company Breach, (B) the occurrence of an “Event of Default” as defined in clauses (a), (b) (but only with respect to negative covenants), (f), (i) or (j) of Section 8.01 of the Revolving Credit Agreement or (C) upon the Board taking any of the Specified Actions without the approval of a majority of the Investor Directors.

SECTION 5.02. Permitted Transfers. Notwithstanding anything to the contrary in Section 5.01, the Investor Parties may Transfer all or any portion of or any interest in any shares of Series C Preferred Stock, Series D Preferred Stock or any shares of Common Stock issued upon conversion of such shares of Series C Preferred Stock or redemption of Series D Preferred Stock as follows:

(a) to the Company or its Subsidiaries;

(b) pursuant to a Qualifying Approved Tender Offer initiated and commenced by any Person(s);

(c) pursuant to a Qualifying Non-Approved Tender Offer initiated and commenced by any Person(s) (other than the Investor or any of its Affiliates);

(d) to any Affiliate of the Investor, and such permitted transferees may further Transfer all or any portion of or any interest in any shares of Series C Preferred Stock, Series D Preferred Stock or any shares of Common Stock issued upon conversion of such shares of Series C Preferred Stock or redemption of Series D Preferred Stock (or any dividends received thereon) to any other Affiliate; provided, however, that no such Transfer shall be permitted pursuant to this clause (d) unless and until any such permitted transferee agrees in writing for the benefit of the Company (in such customary form and substance reasonably satisfactory to the Company) to be bound by the terms of this Agreement, unless such transferee is already bound by this Agreement; and

(e) pursuant to any Extraordinary Transaction of the Company or similar business combination transaction that has been recommended or approved by a majority of the Board.

SECTION 5.03. Legend. (a) The Company may place appropriate and customary legends on the shares of Series C Preferred Stock, the shares of Series D Preferred Stock or the shares of Common Stock issued upon conversion of shares of Series C Preferred Stock or redemption of shares of Series D Preferred Stock held by any of the Investor Parties setting forth the restrictions referred to in this Article V and any restrictions appropriate for compliance with U.S. federal securities Laws. The Investor Parties agree with the Company that, other than to take into account any changes in applicable securities Laws, each share of Series C Preferred Stock held by the Investor on the Closing Date shall be marked with a legend substantially in the form set forth below:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

THESE SECURITIES ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT DATED MARCH 1, 2016 BETWEEN AVON PRODUCTS, INC. AND CLEVELAND APPLE INVESTOR L.P., AS AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b) Upon request of the applicable Investor Party, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for any Series C Preferred Stock, Common Stock or Series D Preferred Stock to be Transferred in accordance with the terms of this Agreement and the second paragraph of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

ARTICLE VI

Participation

SECTION 6.01. Participation. (a) For the purposes of this Section 6.01, “Excluded Issuance” shall mean (i) the issuance of shares of any Equity Securities (including upon exercise of options) to directors, officers, employees, consultants or other agents of the Company as approved by the Board in connection with their employment or performance of services, (ii) the issuance of shares of Equity Securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or substantially all of the assets of another Person, business unit, division or business, in each case, to the sellers in such transaction as consideration thereof, (iii) the issuance of any securities pursuant to the conversion, exercise or exchange of Series C Preferred Stock issued to the Investor or Series D Preferred Stock, (v) the issuance of any securities as payment of a dividend pursuant to the Series C Certificate of Amendment or the Series D Certificate of Amendment, (vi) the issuance of any shares of a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or (vii) the issuance of any securities exercisable for, exchangeable for or convertible into Common Stock, if the conversion or exercise price is at least as great as the fair market value of the Common Stock, pursuant to a bona fide, broadly distributed underwritten public offering.

(b) Until the occurrence of the Fall-Away of Investor Board Rights, if the Company proposes to issue Equity Securities of any kind, other than in an Excluded Issuance, then the Company shall:

(i) give written notice to the Investor Parties (no less than seven (7) Business Days prior to the closing of such issuance or, if the Company reasonably expects such issuance to be completed in less than seven (7) Business Days, such shorter period (which shall not be less than (3) Business Days, and which shall be as long as commercially practicable), setting forth in reasonable detail (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest rate and maturity, (B) the price and other terms of the proposed sale of such securities and (C) the amount of such securities proposed to be issued; provided, that following the delivery of such notice, the Company shall deliver to the Investor Parties any such information the Investor Parties may reasonably request in order to evaluate the proposed issuance, except that, in connection with a public offering, the Company shall not be required to deliver any information that has not been or will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities; and

(ii) offer to issue and sell to the Investor Parties, on such terms as the Proposed Securities are issued and upon full payment by the Investor Parties, a portion of the Proposed Securities equal to a percentage determined by dividing

(A) the number of shares of Common Stock beneficially owned, on an as converted basis, by the Investor Parties, by (B) the total number of shares of Common Stock outstanding immediately prior to the issuance of the Proposed Securities, on an as-converted basis; provided that if an issuance of Proposed Securities would result in an adjustment to the holders of Series C Preferred Stock pursuant to Section 10 of the Series C Certificate of Amendment, those shares of Series C Preferred Stock held by an Investor Party that will receive the benefit of such adjustment shall be excluded from the foregoing sub-clause (A) (subject to actually receiving the benefit of such adjustment); provided, further, that, subject to compliance with the terms and conditions set forth in Section 6.01(f), the Company shall not be required to offer to issue or sell to the Investor Parties (or to any of them) the portion of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any other applicable Law (to the extent not obtained pursuant to Section 6.01(f)).

(c) The Investor will have the option, on behalf of the applicable Investor Parties, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the Equity Securities offered to be sold by the Company to the Investor Parties, which notice must be given within seven (7) Business Days after receipt of such notice from the Company (or such shorter period if the notice by the Company was sent in accordance with the preceding paragraph less than seven (7) Business Days prior to the proposed issuance date, and in no event less than two (2) Business Days) (the failure of the Investors to respond within such time period shall be deemed a waiver of the Investor Parties’ rights under this Section 6.01 with respect to the applicable issuance of Equity Securities). If the Company offers two or more securities in units to the other participants in the offering, the Investor Parties must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, however, that the closing of any purchase by any such Investor Party may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to (i) obtain required approvals from any Governmental Entity or (ii) permit the Investor Parties to receive proceeds from calling capital pursuant to commitments made by its (or its Affiliated investment funds’) limited partners. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Investor Parties have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the Investor Parties in the notice delivered in accordance with Section 6.01(b). Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to issue or sell to the Investor Parties pursuant to this Section 6.01; provided that, subject to compliance with the terms and conditions set forth in Section 6.01(f), the Company shall not be required to reoffer to the Investor Parties (or to any of them) a number of the Proposed Securities that would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any applicable Law (to the extent not obtained pursuant to Section 6.01(f)).

(d) The election by the Investor on behalf of any Investor Party not to exercise its subscription rights under this Section 6.01 in any one instance shall not affect their right as to any subsequent proposed issuance.

(e) In the case of an issuance subject to this Section 6.01 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board.

(f) In the event that the Company is not required to offer or reoffer to the Investor Parties any Proposed Securities because such issuance would require the Company to obtain stockholder approval in respect of the issuance of any Proposed Securities under the listing rules of the NYSE or any other securities exchange or any other applicable Law, the Company shall provide written notice of such proposed issuance to the Investor Parties pursuant to Section 6.01(b)(i) (which notice shall include a description of the Proposed Securities (including the number thereof) that would require stockholder approval in respect of the issuance thereof), and the Company shall, upon the Investor Parties’ reasonable request delivered to the Company in writing within no later than seven (7) Business Days following its receipt of the written notice of such issuance to the Investor Parties pursuant to Section 6.01(b)(i), at the Investor Parties’ election:

(i) waive the restrictions set forth in Section 4.01 solely to the extent necessary to permit any Investor Party to acquire such number of Equity Securities (including Common Stock) equivalent to its Participation Portion of the Proposed Securities such Investor Party would have been entitled to purchase had it been entitled to acquire such Proposed Securities pursuant to Section 6.01(b) (provided, that such request by Investor Parties shall not be deemed to be a violation of Section 4.01(i));

(ii) consider and discuss in good faith modifications proposed by the Investor Parties to the terms and conditions of such portion of the Proposed Securities which would otherwise be issued to the Investor Parties such that the Company would not be required to obtain stockholder approval in respect of the issuance of such Proposed Securities as so modified; and/or

(iii) solely to the extent that stockholder approval is required in connection with the issuance of Equity Securities to Persons other than Investor Parties, take such actions as may be reasonably necessary to seek stockholder approval in respect of the issuance of any Proposed Securities to the Investor Parties.

ARTICLE VII

Additional Agreements

SECTION 7.01. Information and Access. Following the Closing until the Investor Parties no longer hold at least 10.0% of the number of shares of Common Stock beneficially owned by the Investor Parties, on an as converted basis, as of the Closing, the Company agrees to provide the Investor Parties with the following:

(a) within 90 days after the end of each fiscal year of the Company, (i) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and (ii) audited, consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity of the Company and its Subsidiaries for such fiscal year; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its annual report on Form 10-K for the applicable fiscal year with the SEC;

(b) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and (ii) consolidated statements of income, comprehensive income and cash flows of the Company and its Subsidiaries for such fiscal quarter; provided that this requirement shall be deemed to have been satisfied if on or prior to such date the Company files its quarterly report on Form 10-Q for the applicable fiscal quarter with the SEC;

(c) reasonable access, to the extent reasonably requested by the Investor Parties, to the offices and the properties of the Company and its Subsidiaries, including its and their books and records, all upon reasonable notice and at such reasonable times and as often as the Investor Parties may reasonably request; provided that any access pursuant to this Section 7.01(c) shall be conducted in a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries;

(d) prior to the end of each fiscal year, a budget and business plan for the Company for the succeeding fiscal year, including (i) projected monthly statements of income for each of the Company’s top geographies and (ii) projected consolidated quarterly balance sheets and statements of cash flows for the Company and its Subsidiaries;

(e) to the extent available to the Company at the applicable time, following the end of each month, monthly summary consolidated financial reports for the Company and its Subsidiaries;

(f) for so long as the 25.0% Beneficial Ownership Requirement is satisfied, the Company shall afford the Investor an opportunity to receive and discuss with senior management of the Company on a regular basis (it being the expectation that such discussions will occur on no more than a monthly basis), during normal business hours and without unduly interfering with the operation of the business, monthly reports regarding financial, operating, strategic and such other matters relating to the management of the Company as may be mutually acceptable to management and the Company in good faith. At the request of the Company, such monthly calls will be open to all Directors who wish to attend; and

(g) copies of all material, substantive materials provided to the Board at substantially the same time as provided to the Directors of the Company;

provided that, the Company shall not be obligated to provide such access or materials to the Investor Parties to the extent the Company determines, in its reasonable judgment, that doing so would (A) violate or materially prejudice the rights of its customers, (B) result in the disclosure of trade secrets or competitively sensitive information to third parties, (C) materially violate any applicable Law, Judgment or contract or obligation of confidentiality owing to a third party, (D) jeopardize the protection of an attorney-client privilege, attorney work product protection or other similar legal privilege, (E) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action or (F) expose the Company to risk of liability for disclosure of personal information; provided, that, in each case, the Company shall use commercially reasonable efforts to provide the maximum access such that clauses (A) through (F) do not apply. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or materials that relate to, contain or reflect any analyses, studies, notes, memoranda and other information related to or prepared in connection with the Investment Agreement, the North America Investment Agreement, the other Transaction Documents or any of the transactions contemplated thereby or any matters relating thereto or any transactions with or matters relating to the Investor or any of its Affiliates. Notwithstanding anything to the contrary in this Section 7.01, the Investor Parties shall have the right to waive its right to receive information and/or access under this Section 7.01 for such period of time as such Investor Party may specify and, upon receipt of written notice of such waiver, the Company agrees to no longer provide the Investor Party with information and/or access for the duration of the period so specified.

SECTION 7.02. Confidentiality. Each Investor shall, and shall cause its Affiliates and Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor Parties or their respective Affiliates or Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (collectively referred to as the “Confidential Information”), provided that the Confidential Information shall not include information that (a) was or becomes available to the public other than as a result of a disclosure by the Investor Parties or any of their respective Affiliates or Representatives in violation of this Section 7.02, (b) was or becomes available to the Investor Parties or any of their respective Affiliates or Representatives from a source other than the Company or its Representatives, provided that such source is believed by the Investor Parties not to be disclosing such information in violation of an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its Affiliates, (c) at the time of disclosure is already in the possession of the Investor Parties or any of their respective Affiliates or Representatives, provided that such information is believed by the Investor Parties not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company, or (d) was independently developed by the Investor Parties or any of their respective Affiliates or Representatives without use of any Confidential Information. Each of the Investor Parties agrees, on behalf of itself and its Affiliates and Representatives, that Confidential Information may be disclosed solely (i) to the Related Investment Funds, the Investor Party’s Affiliates and their respective Representatives on a need-to-know basis or (ii) in the event that the Investor Party, any of its Affiliates, the Related Investment Funds or any of its or their respective Representatives are requested or required by applicable Law, Judgment or by a Governmental Entity (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, summons or similar process) to disclose any Confidential Information, in each of which instances, to the extent permissible by applicable Law and reasonably practicable, such Investor Party, its Affiliates, the Related Investment Funds and their respective Representatives, as the case may be, shall provide notice to the Company sufficiently in advance of any such disclosure so that the Company shall have a reasonable opportunity to timely seek to limit, condition or quash such disclosure; and, provided, that, with respect to any Related Investment Fund receiving Confidential Information hereunder (i) such Related Investment Fund will agree (with the Company as an express third party beneficiary of such agreement) to be bound by the terms of this Section 7.02 as though it were a party hereto and (ii) the Investor will remain liable for any breaches by the Related Investment Funds of this Section 7.02.

SECTION 7.03. Section 16 Matters. If the Company becomes a party to a consolidation, merger or other similar transaction that may result in the Investor, its Affiliates and/or the Investor Directors being deemed to have made a disposition of Equity Securities of the Company or derivatives thereof for purposes of Section 16 of the Exchange Act, and if any of the Investor Directors is serving on the Board at such time or has served on the Board during the preceding six months (i) the Board will pre-approve such disposition of Equity Securities or derivatives thereof for the express purpose of exempting the Investor’s, its Affiliates’ and the Investor Directors’ interests (to the extent the Investor or its Affiliates may be deemed to be “directors by deputization”) in such transaction from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder and (ii) if the transaction involves (A) a merger or consolidation to which the Company is a party and Capital Stock is, in whole or in part, converted into or exchanged for equity securities of a different issuer, (B) a potential acquisition by the Investor, the Investor’s Affiliates, and/or the Investor Directors of equity securities of such other issuer or derivatives thereof and (C) an Affiliate or other designee of the Investor or its Affiliates will serve on the board of directors (or its equivalent) of such other issuer, then if the Company requires that the other issuer pre-approve any acquisition of equity securities or derivatives thereof for the express purpose of exempting the interests of any director or officer of the Company or any of its Subsidiaries in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b- 3 thereunder, the Company shall require that such other issuer pre-approve any such acquisitions of equity securities or derivatives thereof for the express purpose of exempting the interests of the Investor’s, its Affiliates’ and the Investor Directors’ (for the Investor and/or its Affiliates, to the extent such persons may be deemed to be “directors by deputization” of such other issuer) in such transactions from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

SECTION 7.04. Rights Plan. Unless and until there has occurred a Fall-Away of Investor Board Rights, the Company shall not enter into, adopt or implement any Rights Plan that is applicable to the Investor Parties unless the Company has excluded the Investor Parties from the definition of “acquiring person” (or such similar term) as such term is defined in such Rights Plan to allow for acquisitions up to the Maximum Percentage.

SECTION 7.05. Financing Cooperation. The Company shall use its commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, cooperate with any reasonable requests by the Investor Parties in connection with any bona fide loan or credit arrangement entered into with a nationally recognized bank or broker-dealer secured in whole or in part with a pledge of Equity Securities, including cooperating with Investor Parties to satisfy the reasonable and customary requirements of secured lenders in connection with such loan or credit arrangement, such as agreeing to an issuer acknowledgement in customary form (and reasonably acceptable to the Company) which includes an acknowledgement that such lender will be permitted to hold such pledged Equity Securities (other than the Series C Preferred Stock and the Series D Preferred Stock) in unrestricted, book-entry form without any legend, subject to such lender agreeing comply with all applicable securities Laws and the requirements for incurring a Permitted Lien under Section 5.01(a).

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed, such confirmation not to be unreasonably withheld, conditioned or delayed), by email (which is confirmed, such confirmation not to be unreasonably withheld, conditioned or delayed) or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service marked for overnight delivery) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):

(a) If to the Company:

Avon Products, Inc.

777 Third Avenue

New York, NY 10017-1307

Attention:         General Counsel

Email:               Jeff.benjamin@avon.com

with a copy to (which copy alone shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:         Scott A. Barshay, Esq.

 Jonathan L. Davis, Esq.

Facsimile:         (212) 474-3700

Email:               sbarshay@cravath.com

 jdavis@cravath.com

(b) If to the Investor:

Cleveland Apple Investor L.P., c/o

Cerberus Capital Management, L.P.

875 Third Avenue

10th Floor

New York, NY 10022

Attention: General Counsel

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Douglas Ryder, Esq.

 Richard Aftanas, Esq.

Facsimile:         (212) 446-4900

Email:               Douglas.Ryder@kirkland.com

 Richard.Aftanas@kirkland.com

SECTION 8.02. Amendments; Waivers. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

SECTION 8.03. Counterparts and Facsimile. This Agreement may be executed in two or more identical counterparts (including by facsimile or electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by facsimile, electronic transmission or otherwise) to the other parties.

SECTION 8.04. Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

(b) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 8.04(c), without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 8.04) (and each party hereto acknowledges and agrees that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.04 shall not be required to provide any bond or other security in connection with any such order or injunction), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, or that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

(c) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, for the purposes of any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal (“Action”) or other proceeding arising out of this Agreement and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.01 shall be effective service of process for any such Action or proceeding.

(d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES

THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.04(d).

SECTION 8.05. Interpretation. (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and references to the masculine, feminine or neuter gender shall include other gender. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(b) For purposes of determining beneficial ownership, the Investor Parties may rely on the Company’s most recent publicly available Quarterly Report on Form 10-Q or Annual Report on Form 10-K to determine the number of issued and outstanding Equity Securities of the Company at any given time and any Person’s beneficial ownership percentage, unless the Company provides written notice to the Investor with an updated number of Equity Securities of the Company then issued and outstanding.

(c) In the event that the Common Stock is listed on a National Securities Exchange other than the NYSE, all references herein to NYSE rules shall be deemed to be to the most comparable rule applicable to such other National Securities Exchange and all references to NYSE shall be deemed to be such other National Securities Exchange, in each case, mutatis mutandis. In the event that the Common Stock is listed on both the NYSE and any other securities exchange, the Company and the Investor shall cooperate to make any amendments to this Agreement reasonably requested by the other party; provided, that in no event shall the Investor be required to accept any changes that would result from any shares Capital Stock beneficially owned by any Investor Party being listed on any exchange other than a National Securities Exchange.

SECTION 8.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse in any material respect to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.07. No Third-Party Beneficiaries. Except as expressly set forth in Section 3.08, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided that notwithstanding the foregoing, (a) the Company shall be permitted to assign this Agreement and its rights, interests and obligations hereunder without the prior written consent of any other party hereto to the successor or surviving entity in any merger, business combination or other transaction involving a change of control of the Company and (b) this Section 8.08 shall not prohibit any Transfer permitted under Section 5.02; provided, further, that in the event of any such assignment pursuant to clause (b), the Investor will remain liable for all of its obligations under this Agreement.

SECTION 8.09. Termination.

(a) Automatic Termination. Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate, subject to Section 8.09(b), (i) upon the mutual written agreement of the Company and the Investor and (ii) at such time when the Investor Parties no longer beneficially own shares of Capital Stock.

(b) Survival. In the event that this Agreement shall terminate, all provisions of this Agreement shall terminate and shall be void, except Section 7.02 and Articles I and VIII and shall survive any such termination indefinitely. The termination of this Agreement shall not relieve any party from any liability for any breach by a party of this Agreement.

SECTION 8.10. Entire Agreement, etc. This Agreement (including the Exhibits hereto), together with the Series C Certificate of Amendment, the Series D Certificate of Amendment and the Investment Agreement, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; provided, that nothing herein shall limit, restrict, prevent or supersede the other Transaction Documents (as defined in the North American Investment Agreement), or serve as a consent or waiver thereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

AVON PRODUCTS, INC.,

By	/s/ James S. Scully
Name:	James S. Scully
Title:	Executive Vice President Chief Operating Officer & Chief Financial Officer

CLEVELAND APPLE INVESTOR L.P.,

By:	Avon GP, LLC, its general partner

By	/s/ Seth Plattus
Name:	Seth Plattus
Title:	Senior Managing Director